DRAFT FOR DISCUSSION PURPOSES ONLY

As Filed with the Securities and Exchange Commission on June 12, 2002

                                                              File No. 333-83300
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 2 to
                                   Form F-1/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           THE BUCK A DAY COMPANY INC.
                 (Name of small business issuer in its charter)

       Ontario, Canada                      3571                Inapplicable
  (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                           465 Davis Drive, Suite 226
                           Newmarket, Ontario L3Y 2P1
                                 (905) 868-9477
          (Address and telephone number of principal executive offices and principal place of business)

                          CSC Services of Nevada, Inc.
                              502 East John Street
                            Carson City, Nevada 89706
                                 (775) 882-3072
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           M. James Spitzer, Jr., Esq.
                           William S. Rosenstadt, Esq.
                             Spitzer & Feldman P.C.
                                 405 Park Avenue
                            New York, New York 10022
                          Telephone No. (212) 888-6680
                          Facsimile No. (212) 838-7472

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. |_| ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                Proposed            Proposed
Title of Each Class                             Maximum             Maximum
  of Securities              Amount to          Offering            Aggregate          Amount of
 to be Registered          be Registered     Price Per Share    Offering Price(1)  Registration Fee
---------------------------------------------------------------------------------------------------
Common Stock,
no par value(2)              3,000,000            $2.00            $ 6,000,000          $  552
---------------------------------------------------------------------------------------------------
Common Stock,
no par value(3)                600,000            $1.00            $   600,000          $   55
---------------------------------------------------------------------------------------------------
Common Stock,
no par value (4)             3,000,000            $1.00            $ 3,000,000          $  276
---------------------------------------------------------------------------------------------------
Common Stock,
no par value(5)                500,000            $1.00            $   500,000          $   46
---------------------------------------------------------------------------------------------------
Common Stock,
no par value(6)             22,522,974            $1.00            $22,522,974          $2,072
---------------------------------------------------------------------------------------------------
                Total       29,622,979                                                  $3,001
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) 3,000,000 shares of Common Stock relate to the offering by The Buck A Day Company Inc. on a "self underwritten" basis, with no minimum.

(3)   Reserved for issuance upon exercise of all 600,000 Class D warrants.

(4)   Reserved for issuance upon exercise of all 3,000,000 Class E warrants.

(5)   Reserved for issuance upon exercise of all 500,000 Class F warrants.

(6)   Represents shares of Common Stock offered by the selling shareholders.

                                   ----------

      Pursuant to Rule 416 of the Securities Act, this registration statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                                   ----------

      We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   ----------

      This prospectus relates to 29,622,974 shares of our Common Stock, of which 22,522,974 shares are owned, as of May 31, 2002, by the security holders named in this prospectus under the caption "Selling Shareholders". The 3,000,000 shares of Common Stock being offered by us may be offered or sold directly by ourselves or we may use the services of participating broker-dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker-dealers and accepted by us. 22,522,974 shares may be offered from time to time by the selling shareholders through ordinary brokerage transactions on the OTC-Bulletin Board or on any securities exchange on which our Common Stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The shares of our Common Stock are being sold by us, on a self-underwritten basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of June 12, 2004, all of the shares offered are sold, or we otherwise terminate the offering.

      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer of sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2002

                             PRELIMINARY PROSPECTUS

                                29,622,974 Shares

                           THE BUCK A DAY COMPANY INC.

                                  Common Stock

      This prospectus relates to an offering of 29,622,974 shares of Common Stock of The Buck A Day Company Inc., an Ontario corporation. We are offering to sell 3,000,000 shares of our Common Stock, which as of the date of this prospectus have not been issued. Certain of our employees and/or shareholders, the selling shareholders, are offering to sell 22,522,974 shares of our Common Stock. We will not receive any of the proceeds from the sale of our shares of Common Stock by the selling shareholders. An additional 600,000 shares, 3,000,000 shares and 500,000 shares of Common Stock underlying our Class D, E and F warrants, respectively, are also being registered.

      The shares of our Common Stock which will be offered and sold by us on a self-underwritten basis will be sold by using our officers, directors, or, at our discretion, by participating broker-dealers licensed by the National Association of Securities Dealers, Inc. at a price per share of $2. At this time we have not identified any one entity to purchase our shares of Common Stock. It should be noted that the selling shareholders are registering almost seven times the number of shares as those being sold by the company and that each of the selling shareholders paid significantly less than $2 per share. As a result, there is considerable risk that some or all of the selling shareholders will attempt to sell their shares of Common Stock thereby causing the price to go below $2 per share. See "Risk Factors - Risks Related To This Offering" for a complete discussion of the risks associated with the proposed offering structure. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account.

      The shares of Common Stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our Common Stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. Although we are not currently quoted or listed on any market, we anticipate a listing on the OTC Bulletin Board concurrent with the effectiveness of this Prospectus. Prior to such listing the selling shareholders may from time to time sell shares of Common Stock at a price of $2 per share. However, once we are listed on the OTC Bulletin Board, on any other national securities exchange or automated quotation system, the selling shareholders may sell their shares at prices then prevailing or related to the then current market price or at negotiated prices, any of which may be lower than $2 per share.

                                   ----------

      Our principal executive offices are located at 465 Davis Drive, Suite 226, Newmarket, Ontario L3Y 2P1, Canada. Our telephone number is (905) 868-9477.

                                   ----------

      The Common Stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 4 before you decide to purchase any of the Common Stock.

                                   ----------

      Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                                   ----------

      Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

                  The date of this prospectus is June 12, 2002

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ......................................................    1
RISK FACTORS ............................................................    3
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS ............................    7
ENFORCEMENT OF CIVIL LIABILITIES ........................................    7
CONVENTIONS WHICH APPLY TO THIS PROSPECTUS ..............................    8
CURRENCY OF PRESENTATION ................................................    8
USE OF PROCEEDS .........................................................    8
DIVIDEND POLICY .........................................................    9
CAPITALIZATION ..........................................................    9
EXCHANGE RATES ..........................................................    9
SELECTED FINANCIAL DATA .................................................    9
DILUTION ................................................................   10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................   11
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR
COMMON STOCK ............................................................   11
PLAN OF DISTRIBUTION ....................................................   11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS ...................................................   13
DESCRIPTION OF BUSINESS .................................................   16
MANAGEMENT ..............................................................   21
PRINCIPAL SHAREHOLDERS ..................................................   27
RELATED PARTY TRANSACTIONS ..............................................   27
SELLING SHAREHOLDERS ....................................................   29
DESCRIPTION OF SECURITIES ...............................................   45
INCOME TAX CONSEQUENCES .................................................   48
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES ..............................................   51
LEGAL MATTERS ...........................................................   51
EXPERTS .................................................................   51
WHERE YOU CAN FIND MORE INFORMATION .....................................   51
FINANCIAL STATEMENTS ....................................................   F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS ......................   II-1
SIGNATURES ..............................................................   II-5

                               PROSPECTUS SUMMARY

      This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding The Buck A Day Company Inc. and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company

Our Business:                           Our principal business address is 465
                                        Davis Drive, Suite 226, Newmarket,
                                        Ontario L3Y 2P1, Canada. Our telephone
                                        number is (905) 868-9477.

                                        We are a marketing, tele-marketing and
                                        financing company incorporated on
                                        September 15, 1999 and commencing
                                        operations in January 2000. The "Buck A
                                        Day" branding is the basic premise of
                                        our business model. In April 2000,
                                        credit facilities with CitiFinancial
                                        Services of Canada Ltd. (formerly
                                        Associates Financial Group), a
                                        subsidiary of Citigroup, were
                                        established to finance our "Buck A Day"
                                        credit card program. CitiFinancial
                                        underwrites the "Buck A Day" credit card without recourse to us. Approved applicants are extended a pre-determined level of credit ranging from $650 to $6,500. As of May 31, 2002,
                                        CitiFinancial approved approximately
                                        30-35% of all applications for "Buck A
                                        Day" credit cards. We take no credit
                                        risk. However, our ability to provide
                                        financing is dependent on the
                                        willingness of Citifinancial to approve
                                        applicants. As a result of
                                        CitiFinancial's ability and willingness
                                        to underwrite our credit card program,
                                        our customers may finance their
                                        purchases from us by making payments
                                        equal to less than a dollar ("buck") a
                                        day, with no down payment. For example,
                                        an approved customer of ours who
                                        purchases a computer may choose to
                                        finance the cost of that purchase over
                                        time. When reduced to daily amounts, a
                                        $27 monthly payment is less than a
                                        "buck" a day.

                                        We market and sell name brand electronic and consumer products from manufacturers such as Sony, JVC and IBM directly to consumers and small businesses. These products primarily consist of computers, television sets, high-end electronics and appliances. Sales generated from television advertising account for 80% of our gross sales. The remaining 20% is generated through our website. Business operations are segregated into separate departments.

                                        As of May 31, 2002, we had approximately eighty sales representatives and twenty management and administrative employees. We operate two sales shifts, providing sales coverage from 9:00 a.m. to 11:00 p.m. (Eastern time) seven days per week.

                                        On May 31, 2001, we entered into an
                                        exclusive three-year distribution
                                        agreement with IBM Canada Ltd.

                                        We market IBM products in all provinces
                                        across Canada.

                                        In the second quarter of calendar 2002,
                                        a branch office is scheduled to open in
                                        Montreal to better service the Quebec
                                        market. During the third quarter of
                                        calendar 2002 the company intends to
                                        open an office in Ft. Lauderdale,
                                        Florida. Preliminary discussions with
                                        Citigroup U.S. lead us to conclude that
                                        we are confident that they will provide
                                        us with a similar financing structure to that of our Canadian operation.

Province of Incorporation:              We were incorporated in Ontario, Canada
                                        on September 15, 1999.

The Offering:

Number of Shares our Being Offered:     We are offering 3,000,000 shares of
                                        Common Stock.

                                        The selling shareholders intend to
                                        register 22,522,974 shares of our Common
                                        Stock or 100% of their aggregate
                                        holdings. Issuance of these shares to
                                        the selling shareholders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding
After the Offering:                     As of May 31, 2002, we had 22,522,974
                                        shares of our Common Stock issued and
                                        outstanding. In addition to the Common
                                        Stock, we have 600,000 shares of Class D
                                        Warrants, 3,000,000 shares of Class E
                                        Warrants, and 500,000 shares of Class F
                                        warrants issued and outstanding,
                                        respectively. If we sell all of the
                                        3,000,000 shares we are registering, we
                                        will have 25,522,974 shares of our
                                        Common Stock issued and outstanding
                                        after the offering, exclusive of the
                                        shares reserved for issuance underlying
                                        our Class D, E and F Warrants.

Estimated Use of Proceeds:              We intend to use substantially all of
                                        the net proceeds from our sale of our
                                        Common Stock for general corporate
                                        purposes, including working capital,
                                        expansion of sales and marketing
                                        activities which include the planned
                                        expansion into the United States, in
                                        addition to potential acquisitions of
                                        complementary businesses. We will not
                                        receive any of the proceeds from the
                                        sale of those shares being offered by
                                        the selling shareholders.

Risk Factors:                           For a discussion of the risks you should
                                        consider before investing in our Common
                                        Stock, read the "Risk Factors" section.

                                  RISK FACTORS

      You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our Common Stock. Investing in our Common Stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations. The risks and uncertainties described below are not the only ones we may face.

Risks Related To Our Business

      Concentrated ownership of our common stock may allow certain security holders to exert significant influence in corporate matters. Our officers, directors and principal security holders own approximately 40% of our outstanding shares of Common Stock. Such concentrated control allows these security holders to exert significant influence in matters requiring approval of our stockholders. Edward P. LaBuick, our Chairman of the Board and Chief Executive Officer is the father of Dennis P. LaBuick, our President and a Director. Dennis P. LaBuick is married to Patricia LaBuick our Sales Manager. Edward P. LaBuick and his wife, Faye LaBuick collectively own 2,925,000 shares of Common Stock including options to purchase an additional 952,500 shares of Common Stock. Dennis P. LaBuick and his wife, Patricia LaBuick, collectively own 2,895,000 shares of Common Stock including options to purchase an additional 897,500 shares of Common Stock. As a result, assuming the registration of all 25,522,974 shares by us and the selling shareholders, the LaBuick family members' aggregate holdings of our Common Stock is 5,820,000 shares or 22.8% of the total issued and outstanding, exclusive of any options to purchase shares of Common Stock. Further, Edward P. and Dennis P. LaBuick represent two of our four Board members and are in a position to exert significant undue influence in matters requiring approval or authorization by our Board. Although the LaBuick family members do not hold a majority of the outstanding Common Stock, they are likely to be in a position to influence significantly the election of some or all of the members of our Board of Directors and the outcome of most corporate actions requiring stockholder approval. See "Management" and "Principal Shareholders".

      Need to raise additional capital in regards to our planned expansion into the United States without jeopardizing the financial well-being of our Canadian operation. Presently, we have approximately Cdn. $1,100,000 cash. In addition we are experiencing a positive cash flow and do not anticipate a significant change in that status. However, without additional capital we will be unable to expand into the United States market and thus, may not grow as quickly as anticipated. There can be no assurances that such funds can be raised or, if they can be raised, the terms upon which such funds may be made available to us. Our failure to raise additional capital will significantly limit such efforts and may have a material adverse effect on us.

      If our ability to buy media cheaply is hampered, our margins will suffer. To a significant extent, our business plan relies on our ability to purchase media placements at competitive rates. In the event that we are unable to achieve our cost goals regarding such media purchases, our profitability may be adversely affected our margins may suffer significant narrowing.

      No dividends. We do not anticipate paying cash dividends to the holders of our Common Stock in the foreseeable future. Accordingly, investors must rely on the sale of their shares of Common Stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our shares of Common Stock.

      We have a limited operating history with which to evaluate our business. We commenced operation of our business in January 2000. Although every member of our management team has extensive experience, we have a very limited operating history with which to evaluate our business. You must consider the risks and difficulties frequently encountered by companies in the early stages of development. These risks and difficulties include our ability to:

      o     maintain and develop strategic relationships with business partners;

      o     offer compelling services and products; and

      o promptly address the challenges faced by early stage, rapidly growing companies which do not have an experience or performance base to draw on.

      Our ability to provide financing to our customers is wholly dependent on CitiFinancial as our sole financing program, the "Buck A Day" credit card is wholly underwritten by CitiFinancial. An integral part of our business is the ability to sell products and services to individuals and small businesses. We rely solely on CitiFinancial to approve all applications and subsequently extend credit to the approved individuals. Thus, without CitiFinancial's assistance, we are unable to provide such service to our customers. Although we have a three year Revolving Charge Dealer Agreement with CitiFinancial which extends through 2004, that agreement allows either party to terminate same upon thirty (30) days notice. In the event CitiFinancial terminates its relationship with us, for any reason, and we cannot locate a suitable replacement within thirty (30) days, we will not be able to provide our credit card services to any new customers. Until such time that we are able to promptly replace CitiFinancial, our ability to grow will be severely restricted as the majority of our new customers purchase our products through our credit card program. Furthermore, if at any time CitiFinancial's approval rate of our applicants declines significantly, our business may suffer a significant loss of revenue as our new customer base would dwindle.

      SuperCom Canada Ltd. is our only supplier of IBM computer equipment which comprises the majority of our sales. IBM Canada Ltd. is unable to provide us with direct financing for the purchases of the IBM products. However, IBM Canada Ltd. has arranged for us to purchase such equipment through SuperCom Canada Ltd., the largest Canadian IBM wholesaler. SuperCom has extended a credit line to us on behalf of IBM in the amount of $487,500 in addition to warehousing in their facilities an additional $325,000 worth of IBM computer equipment on our behalf. We purchase all IBM computer equipment through SuperCom. We have not entered into a written agreement with SuperCom. Our oral understanding may be terminated by SuperCom at any time and without any notice. If SuperCom terminates such purchasing arrangement, we may be unable to promptly replace SuperCom, which would result in our business suffering a material adverse effect. Further, even if we were able to promptly replace SuperCom, we may not be in a position to negotiate similar preferential terms with the new entity.

      Our rapid growth may strain our resources and hinder our ability to implement our business strategy. We are currently experiencing a period of significant growth. As of May 31, 2002, we had approximately 100 employees, an increase of 420% from the 25 employees we had as of the same date last year. We currently anticipate hiring an additional 50 employees during the current fiscal year, most of them will be hired for our sales, marketing and customer support teams. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our managerial, operational, financial and information systems resources. As part of this growth, we may have to implement new operational and financial systems and procedures and controls, expand our office facilities, train and manage new employees. If we are unable to manage our growth effectively, we will be unable to implement our growth strategy, upon which the success of our business depends.

      We face competition from existing and new competitors. There exist a number of direct and indirect competitors that have significantly greater resources and experience than us. Our sales and marketing structure is not proprietary and many of our competitors sell similar items. Further, entry into the marketplace by new competitors is relatively easy. We consider our retailing competitors' businesses to be primarily price driven; whereas, we have found our industry to be relatively unaffected by pricing thresholds, which means that we are unable to substantially increase market share purely through price adjustments. In Canada some of our biggest competitors are IPC Canada, MDG Canada Ltd. and Dell Computer Corp. In the United States some of our biggest competitors will be direct marketing computer manufacturers such as Dell and Gateway Computer Corp. and nationwide electronic retailers such as Best Buy and Circuit City. Furthermore, there are many online electronics retailers, such as Amazon.com and

Buy.com, who would directly compete for our customers. All of the above are larger and better known and have more resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell products to individuals who require credit with no down payment and payments as low as a dollar a day.

      Our business is highly dependent on marketing growth which may be difficult to attain. We primarily market our products and services directly to customers by means of television and print media and, to a lesser but increasing extent, through our internet website. We provide technical support and other customer services primarily by means of telephone. Accordingly, we are dependent on the growth of direct distribution channels in order to have a growing market in which to sell our products and services. There can be no assurance that worldwide direct marketing channels will grow or that we would be able to establish a more significant presence in indirect channels of distribution if it becomes necessary or desirable in the future.

      Lack of consistency in our operating results makes it difficult to predict future growth. Our operating results have varied and may continue to fluctuate from quarter to quarter and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of our products, varying product mix and other factors. In addition, we have operated without a material backlog so that net sales in a given quarter are dependent on customer orders received in that quarter and operating expenditures are primarily based on customer demand. As a result, if demand does not meet our expectations in any given period, the sales shortfall may result in an increased impact on operating results due to our inability to adjust operating expenditures quickly enough to compensate for such shortfall. Our business is sensitive to the spending patterns of our customers, which in turn are subject to prevailing economic conditions and other factors beyond our control. Our results of operations could be materially adversely affected by changes in economic conditions or customer spending patterns for our products.

      Anticipated expansion into the United States may strain our resources. We intend to enter in a limited manner and in selected areas the United States marketplace within the next six (6) months. We further expect to expend significant resources related to such expansion and generate significant revenue through such expansion. This growth strategy could place a considerable demand on our management and our financial and operational resources. Our growth strategy is subject to various risks, including uncertainties regarding the ability to achieve similar application acceptance levels and our ability to effectively service our new customers. We can give no assurance that we will continue to control our growth at manageable levels or effectively, compete with much larger companies that sell similar products directly to the public. If we cannot successfully expand our business, we may not be able to sustain our recent earnings growth over an extended period of time. Although certain members of our management team have had significant experience marketing other products in the United States we have limited experience selling products of our type in such a marketplace and as a result, it may be difficult for us to successfully market our business and sell our products there. In order to expand internationally we may enter into relationships with foreign business partners. We may experience difficulty in managing international operations because of distance, as well as cultural differences, and there can be no assurance that we or our future United States business associates will be able to successfully market and operate our services there.

      We may encounter unanticipated regulatory risks in regards to CitiFinancial's lending practices. In the event that legislation having a negative impact on our business is adopted, it could have a material and adverse impact on our business operations. As is the case with most businesses, we are subject to various governmental regulations, including specifically in our case, regulations regarding consumer lending transactions. Although we do not directly provide financing for our customers any regulations restricting CitiFinancial's ability to extend credit to applicants for a "Buck-A-Day" credit card may have an adverse effect on our business. Federal and state consumer protection laws impose requirements on the making and enforcement of consumer loans. Congress and the states may enact new laws and amendments to existing laws to regulate further the credit card and consumer credit industry or to reduce finance charges or other fees or charges applicable to credit card accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect CitiFinancial's ability to do business with us. Although there is no comprehensive federal legislation regulating our transactions, we cannot assure you that legislation will not be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In addition, we cannot assure you that the various legislatures in the states where we anticipate doing business will not adopt new legislation or amend existing legislation that negatively affects us.

      We are dependent on the certain services of key individuals. We depend on the services of members of our executive staff, including Edward P. LaBuick, our Chairman and Chief Executive Officer; Dennis P. LaBuick our founder, President and Chief Operating Officer; Keith Kennedy our Vice President of Operations and Dan LaRoche our Director of Marketing. The key management members have three year exclusive employment contracts with the Company and may not be terminated by the respective employee. There are existing company-paid life insurance policies on Edward P. LaBuick and Dennis P. LaBuick each in the amount of $2,000,000, to which The Buck A Day Company Inc. is the beneficiary. There can be no assurances that we would be able to retain qualified executive staff if they were to leave for any reason. Therefore, the loss of the services of members of our executive staff, including Edward P. LaBuick, could have a material adverse effect upon us.

      Enforcement of certain civil liabilities may be difficult as our officers, directors and a significant portion of our assets are located in Canada. A substantial portion of our assets are located in Canada and a majority of our directors and officers and experts with respect to The Buck A Day Company Inc. named herein, are residents of Canada. As a result, it may be difficult to effect service within the United States of America upon The Buck A Day Company Inc. or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against any of those parties in United States courts would be limited to the assets of The Buck A Day Company Inc. or such person located in the United States.

Risks Related To This Offering

      We may not sell any or all of the shares being offered by us. The offering of our shares is self-underwritten. In the event that we are unable to sell all 3,000,000 shares of our Common Stock we will realize reduced proceeds and may not be able to expand our operations to the United States as quickly as anticipated or, in the alternative, to the extent desired by us.

      Selling shareholders may compete with us in selling Common Stock. Our ability to raise additional capital through the sale of our Common Stock may be harmed by competing re-sales of Common Stock by the selling shareholders. Sales by selling shareholders may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling shareholders may offer to sell their shares of Common Stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our Common Stock if the selling shareholders are selling (or even have the ability to sell) their shares of Common Stock.

      Considering that the number of shares being registered by the selling shareholders is almost seven times as great as the number shares being registered by the company and the selling shareholders purchased their shares at significantly lower prices than the price being offered by the company, sales of common stock by selling shareholders are likely and may be sufficient to depress the public market for our stock resulting in a loss to those purchasing shares directly from the company. This Registration Statement of which this Prospectus forms a part is registering 22,522,974 shares of Common Stock owned by the selling shareholders and 3,000,000 shares owned by us concurrently. The selling shareholders may sell some or all of their shares immediately after they are registered. Shares purchased from the company by the public may become progressively worth less as a result of sales of Common Stock into the market by some or all of the selling shareholders. Of the Selling Shareholders who are employees of the Buck A Day Company Inc., conflicts of interests may occur between their duties to us as employees and their interest in selling shares as they may find themselves having to decide whether to pursue long term growth at the cost of near term stock performance (ie. acquisitions or mergers). Furthermore, we have not taken any steps to incorporate procedural safeguards protecting investors who purchase our shares of Common Stock through this offering from the sale of the shares of Common Stock held by the selling shareholders. See "Selling Shareholders".

      Lack of an underwriter's due diligence results in reduced protection to an investor. We are selling up to 3,000,000 shares of our Common Stock on a self-underwritten basis. As a result, purchasers of our Common Stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus.

      Lack of an underwriter's sales efforts may result in an illiquid investment. By selling our shares of Common Stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake our own best efforts to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to development of our business and we may not be able to successfully proceed with our expansion plan. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment. See "Plan of Distribution".

      Fluctuation of Common Stock may have an adverse effect on the market price of our Common Stock. Future announcements concerning us or our competitors, including strategic relationships with our or other suppliers, may cause the market price of our Common Stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our Common Stock.

      Penny stock rules may have a restrictive effect on the trading of our Common Stock. Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our Common Stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our Common Stock may find it difficult to sell their shares.

                  A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

      You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by The Buck A Day Company Inc. described in "Risk Factors" and elsewhere in this prospectus.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

      All information in this prospectus reflects no exercise of employee stock options, or warrants. However, we are registering 600,000 shares of Common Stock, 3,000,000 shares of Common Stock and 500,000 shares of Common Stock for issuance in the event that our Class D, E and F warrant holders choose to exercise such warrants.

                        ENFORCEMENT OF CIVIL LIABILITIES

      A substantial portion of our assets are located in Canada and a majority of our directors and officers and experts with respect to The Buck A Day Company Inc. named herein, are residents of Canada. As a result, it may be difficult to effect service within the United States of America upon The Buck A Day Company Inc. or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against any of those parties in United States courts would be limited to the assets of The Buck A Day Company Inc. or such person located in the United States.

                            CURRENCY OF PRESENTATION

      In this prospectus and unless otherwise stated, all references to "$" are to the legal currency of the United States of America. Our financial statements are prepared in United States of America dollars and presented in accordance with U.S. GAAP for the fiscal year ended July 31, 2001 and the interim six month period ended January 31, 2002. In this prospectus, any discrepancies in any table between totals and the sums of amounts listed are due to rounding.

      For historical information regarding rates of exchange between Canadian dollars and U.S. dollars, please see "Exchange Rates."

                                 USE OF PROCEEDS

      We may encounter difficulty selling the 3,000,000 shares being registered by us in this offering. The following table discloses the net proceeds we would realize from the sale of the related numbers of shares.

                          %               # Shares      Net proceeds (est.)
                         ---             ---------      -------------------
                         100             3,000,000          $5,900,000
                          75             2,250,000          $4,400,000
                          50             1,500,000          $2,900,000
                          25               750,000          $1,400,000

      We expect to use substantially all of the net proceeds for general corporate purposes, including working capital, expansion of sales and marketing activities in Canada and expenses associated with our planned expansion into the United States marketplace. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net process. A portion of the net proceeds may also be used to acquire or invest in complimentary businesses, technologies, product lines or products. We have no current plans or agreements or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions.

      Regardless of whether we sell any of our shares of Common Stock, we have incurred approximately $100,000 in costs and expenses in regards to the preparation of the Registration Statement of which this Prospectus forms a part.

                                 DIVIDEND POLICY

      We have not declared or paid any cash dividends on our equity shares since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Investors seeking cash dividends should not purchase our shares of Common Stock.

      Our Board of Directors may at any time by resolution declare a common stock dividend so long as such dividend does not impair the capital of the company or result in unequal treatment of any other holder of the same class of common stock.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of January 31, 2002. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                                        January 31, 2002
                                                             Actual       Pro Forma (1)
                                                          -----------   ----------------
Stockholders' Equity:
Common Stock, no par value, unlimited number of
    shares authorized; 21,761,600 issued and
    outstanding (actual) and 22,522,974 shares issued
    and outstanding (pro forma)(1)                        $ 2,483,043      $ 2,839,730

Accumulated other comprehensive income                         37,516           37,516

Retained Earnings (deficit)                                (1,641,675)      (1,641,675)

Total Stockholders' Equity                                    878,884        1,235,571
                                                          -----------      -----------

Total Capitalization                                          878,884        1,235,571
                                                          ===========      ===========

(1) Give retroactive effect to the sale of 761,374 shares of common stock during the period from February 1, 2002 to February 15, 2002 for net proceeds of $356,687.

                                 EXCHANGE RATES

      For the fiscal year ended July 31, 2001 the average exchange rate concerning the number of Canadian dollars for which one U.S. dollar could be exchanged was 0.65. The aforementioned figures are based on the average of the noon buying rate in the City of New York on the last day of each month during the period for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                             SELECTED FINANCIAL DATA

      The following unaudited selected financial information concerning us, other than the as adjusted balance sheet, has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with and is qualified in its entirety by such financial statements and notes therein. See "Financial Statements".

Statement of Operations Data:

                                   Year Ended July 31,         Six Months Ended January 31,
                               --------------------------      ----------------------------
                                   2001            2000            2002            2001
                                   ----            ----            ----            ----
Sales                          $ 5,381,008      $ 733,973      $ 7,938,428     $ 2,952,984
Cost of sales                    3,795,962        519,307        4,809,483       1,999,744
Expenses                         3,100,005        604,678        2,865,648       1,330,322
Net Income (loss)               (1,514,959)      (390,012)         263,297        (377,082)
Income (Loss) per share        $ (3,787.40)     $ (975.03)     $      0.02     $   (942.71)
Weighted average number of
   shares outstanding                  400            400       17,458,367             400

Balance Sheet Data:

                                                       January 31, 2002
                                                  Actual           Pro Forma (1)

Working Capital                                 $  617,105          $  973,792
Total Assets                                     2,130,155           2,486,842
Stockholders' Equity                               878,884           1,235,571

----------
(1) Gives effect to the sale of 761,374 shares of Common Stock during the period from February 1, 2002 to February 15, 2002 for net proceeds of $356,687.

                                    DILUTION

      The issuance of further shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower the price of our Common Stock. If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay for the Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of Common Stock.

      The net tangible book value of our Common Stock as of January 31, 2002, was $878,884, or approximately $.04 per share. After giving retroactive effect to the sale of 761,374 shares of Common Stock for net proceeds of $356,687 (the pro forma transaction), the Company's net tangible book value increased to $ 1,235,571 or $.06 per share. After giving effect to the sale of 3,000,000 shares of our Common Stock at a price of $2.00 per share (which is expected to yield net proceeds of $5,900,000), Pro Forma net tangible book value as adjusted was $7,135,571 or $0.28 per share. The result would be an immediate increase in net tangible book value per share of $0.22 to existing stockholders and an immediate dilution to new investors of $1.72 (86%) per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

      The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Initial public offering price                                              $2.00
    Net tangible book value before offering (historical)           $0.00
    Increase attributable to Pro Forma transaction(1)              $0.06
                                                                   -----
Net tangible book value before giving effect to the offering        0.06
Increase attributable to new investors                              0.22
                                                                   -----
Pro Forma net tangible book value after the offering                       $0.28
                                                                           -----
Dilution to new investors                                                  $1.72
                                                                           =====

----------
(1) Gives effect to the sale of 761,374 shares of Common Stock during the period from February 1, 2002 to February 15, 2002 for net proceeds of $356,687.

      In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under out stock option plan, all of which may further dilute our net tangible book value.

      22,522,974 shares of our Common Stock are concurrently being offered by the selling shareholders, all of which may be sold in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from the sale of such 22,522,974 shares of our Common Stock by the selling shareholders. Sales of such shares of Common Stock by the selling shareholders or the potential of such sales may have a material adverse effect on the market price of the Common Stock offered hereby.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our Common Stock is not quoted or traded on any public exchange. It is our intent to apply for our Common Stock to be listed on the OTC-Bulletin Board operated by the NASDAQ Stock Market, Inc. during the time that this prospectus is being reviewed by the Securities and Exchange Commission. Although there can be no assurances, it is our intention to have such listing concurrent with the effectiveness of this prospectus.

     IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

      We anticipate that the initial trading in our Common Stock will be subject to the "penny stock" rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. In addition, unless an exception is available, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market prior to any transaction. Further, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage them from transactions in our Common Stock, which could severely limit the market price and liquidity of our securities.

                              PLAN OF DISTRIBUTION

      We are registering 3,000,000 shares of our Common Stock, which will be offered and sold on a self-underwritten basis by us, using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. Although we anticipate being listed on the OTC-Bulletin Board concurrently with the effectiveness of this Prospectus we may not be. Regardless, we will offer the shares to the public at a price of $2 per share. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. The offering price of the shares was arbitrarily determined by us. The offering price of our Common Stock does not have any relationship to our assets, book value, or earnings. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason. There can be no assurance that we will sell any or all of the offered shares.

      As our offering is "self-underwritten" in nature and at a fixed price of $2 per share, we are unsure whether we will sell any shares of common stock. As a result, we are unable at this time to determine what State, if any, offers or sales will be made. As a result of our recent growth, we believe that unsolicited offers to purchase our common stock will be made. However, we may also seek out broker-dealers to assist us in placing our stock. Regardless of whether we place our stock ourselves or through agents, we will comply with all applicable blue sky requirements of each jurisdiction in which we ultimately offer and sell our shares.

      The selling shareholders are registering an aggregate of 22,522,974 shares of our Common Stock. At any time after the effectiveness of this but prior to a listing on any exchange or similar entity, the selling shareholders may sell shares at a price of $2 per share. In the event that we are listed on the OTC-Bulletin Board or any national securities exchange or automated quotation system, the selling shareholders may sell our Common Stock thereon at prevailing market prices which may be lower than $2 per share or in negotiated private transactions, or in a combination of these methods. The shares will not be sold in an underwritten public offering.

      Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholders. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then-current market price or in negotiated transactions and, in connection with such re-sales, may receive or pay commissions.

      The selling shareholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, beginning one (1) year after the shares were issued.

      Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling shareholders are subject to applicable provisions that limit the timing of purchases and sales of our Common Stock by the selling shareholders.

      We have informed the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this prospectus, they are required to comply with Regulation M. In general, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

      Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our Common Stock to be less volatile than it would otherwise be in the absence of these transactions. We have informed the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our Common Stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OFOPERATIONS

      We commenced operations in January 2000, marketing and selling brand name electronic and consumer products, primarily computers, television sets and high-end electronics and appliances, directly to consumers and small businesses employing a multimedia approach. The "Buck A Day" branding is the basic premise of our business model whereby a customer can purchase a product for as little as a dollar a day (See "Description of Business").

      The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

CRITICAL ACCOUNTING POLICIES:

      Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amount of assets, liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

LOWER OF COST OR MARKET FOR INVENTORIES:

      Our inventories are recorded at the lower of cost and market. As with any retailer, economic conditions, cyclical demand and changes in purchasing can affect the carrying value of inventory. As circumstances warrant, we record lower of cost or market inventory adjustments. In some cases these adjustments can have a material effect on the financial results of an annual or interim period. In order to determine such adjustments, we evaluate the age of the inventory, inventory turns and their fair value of inventory. We quickly sell-off slower moving merchandise to lessen the effect of any adjustment.

RETURNS PROCESS:

      Inventory sold is subject to a thirty (30) day money back guarantee. We continually evaluate the returns of inventory by customers to ensure that there are no problems with the inventory or that the customer can be sold a more appropriate product. Actual returns are processed in the month the product is returned. The historical percentage of returns to gross sales is 5.7%. The return policy allows the customer a thirty-day period to return the product; accordingly we are liable for returns based on sales in the preceding 30 days to the balance sheet date. We have not made a provision for returns after the balance sheet date because it believes it would be immaterial. Any adjustments necessary to the financial statements are recorded in the period the inventory is returned.

ACCOUNTS RECEIVABLE:

      CitiFinancial pays our accounts receivable. Our accounts receivable at any point of time normally approximates the last 2 to 4 days of sales to our customers. We only ship product to our customer once we have been provided with credit approval for the full invoice price pertaining to that customer's order. Once we have shipped the product to the customer we process our payment through CitiFinancial, which normally takes 2 to 4 business days. The monthly revenues for January 2002 were the highest monthly revenues ever recorded by our Company, which resulted in the higher accounts receivable level at the end of the current quarter. Below we have provided a table of revenues and accounts receivable:

                                                  Days Sales       Days Sales
           Mth_Yr          [A]           [B]      [A]/[B] * No.    Based On
                        Accounts      Gross       Days in Mth.     Actual Daily
                        Receivable    Revenues                     Sales

           Oct_01         $357,000  $1,496,000              7.4             4.3
           Jan_02         $391,000  $1,924,000              6.3             3.8

RESULTS OF OPERATIONS:

Year Ended July 31, 2001 vs. Period From Inception, January 1, 2000 through July 31, 2000:

      Sales for the year ended July 31, 2001 aggregated $5,381,008 as compared to $733,973 for the period ended July 31, 2000, an increase of $4,647,035 or 633%. The primary reasons for the increase was the consumer financing arrangement with CitiFinancial Services and a direct purchasing agreement with suppliers of IBM product in addition to a full year of operations for the period ended July 31, 2001 versus seven (7) months in our initial year of operations. The consumer financing arrangement with CitiFinancial allowed us to sell our products to a broader base of consumers because CitiFinancial would pre-approve the consumer credit and assume the risk of collection, thus enabling us to supply a greater amount of credit to a greater number of customers. The direct purchasing arrangement with suppliers of IBM allowed us to benefit from a continual and consistent supply of products. Prior to this supply arrangement our supply chain was inconsistent resulting in an inability to fulfill all orders placed with us.

      The gross margin on sales for the year ended July 31, 2001 was 29.5% as compared to 29.2% for the seven-month period ended July 31, 2000. While margins remained relatively stable between the periods, management believes that poor inventory supplies caused margins to be lower than expected.

      Operational costs increased from $604,678 to $3,100,005 when comparing the initial seven months of operations for the period ended July 31, 2000 to the year ended July 31, 2001. As a percentage of sales these costs decreased to 57.6% as compared to 82.4%. The primary reason for this decrease was the increased sales mentioned above and the resulting economies of scale. Salaries and commissions and media and printing costs represented 70.6% for the year ended July 31, 2001 and 66.9% for the period ended July 31, 2000 of the operational costs.

      For the year ended July 31, 2001 we reflected a net loss of $1,514,959, due to the lower than expected gross margin and significant operational costs required. For the initial seven month period ended July 31, 2000, we reflected a loss of $390,012 due to higher than anticipated initial start-up and inventory costs combined with lower than expected sales.

Six Months Ended January 31, 2002 vs. Six Months Ended January 31, 2001:

      Sales for the six months ended January 31, 2002 grew to $7,938,428 from $2,952,984 for the corresponding period of the previous year, an increase of 169%. Management believes that the primary reason for this increase was a stable low cost purchasing arrangement with IBM Corp. and additional credit facilities with these suppliers. A private placement of Common Stock for $900,000 facilitated a major television advertising campaign that resulted in significant leads and orders.

      Gross profit margins for the six-month period ended January 31, 2002 were 39.4% compared to 32.3% for the same period in the prior year. The 39.4% margin realized for the January 2002 period, which is higher than experienced during the prior periods, is more representative of management's expectations.

      Cost of operations increased when comparing the six months ended January 31, 2002 to the six months ended January 31, 2001 from $1,330,322 to $2,865,649.
This increase was primarily due to our growth and the costs associated with the 169% increase in revenues. As a percentage of sales, operational costs decreased to 36.1% for the six months ended January 31, 2002 from 45.1% for the same period of the prior year due to the increased revenues described previously. For both periods, salaries and commissions and media and printing costs dominated operational cost and represented 66.5% for 2002 and 73.3% for 2001.

      For the six months ended January 31, 2002 we reflected net income of $263,297. For the six months ended January 31, 2001 we lost $377,082. This increase in earnings (a net loss to a net profit) for the comparable periods was primarily the result of the 169% increase in revenues.

Liquidity and Capital Resources:

      At July 31, 2001, we had cash of $316,427 and negative working capital of $798,680. At January 31, 2002, we reflected cash of $947,072 and working capital of $617,105. This improvement in working capital was a result of the cash financing mentioned previously, increased revenues combined with improved gross profit margins and profitable operations for the period ended January 31, 2002.

      For the seven months ended July 31, 2000 we reflected positive cash of $25,164 primarily due to proceeds from capital stock issued net of a loss and additions to fixed assets. For the year ended July 31, 2001 the Company had an increase in cash and cash equivalents of $291,263. This increase was primarily due to advances and other loans received from shareholders net of a loss for the period (which caused negative cash from operations) and purchases of fixed assets.

      For the six months ended January 31, 2002, we experienced an increase in cash of $630,645 as compared to an increase of $11,547 for the six months ended January 31, 2002.

      During the period of February 1, 2002 through February 15, 2002, subsequent to the most current balance sheet date, we sold common stock in a private offering (which commenced in November 2001) and raised net proceeds of $356,687. In addition, the company is attempting to raise additional funds by selling up to 3,000,000 shares of common stock at a price of $2.00 per share in an offering to the public.

      It is anticipated that we will spend approximately $32,000 on larger warehouse facilities, $227,000 on an automated telephone system in our Toronto location and $32,000 in a Montreal location. Additional telemarketing and computer equipment will cost approximately $122,000 and we expect to incur $400,000 in capital expenditures to open an office in the United States.

      We presently have no bank debt and have primarily funded operations through the use of loans from shareholders and the initial capitalization from current shareholders. We hope to be able to fund operations without incurring bank debt but there are no assurances that we will be able to do so.

      We expect our current working capital position as well as the fact that when combined with our monthly positive cash flow to allow us to continue growing our business over the next 12 months.

However, if we are unable to sell our 3,000,000 shares of Common Stock our expansion into the United States will be delayed.

Seasonality:

      Traditionally, our revenues are seasonally low in the months of November and December, as we face significant competition for media advertising placements during the lead up to the year end holidays. The consequent reduction in our advertising activity, results in a decline to our revenues. In addition, the year end holidays reduce the available days for deliveries to our customers, which also reduces our revenues. The month of January is our strongest revenue month and offsets to some extent the lower revenues of November and December during that quarter.

                             DESCRIPTION OF BUSINESS

History and Development

      We were incorporated pursuant to the Business Corporation Act (Ontario) on September 15, 1999 as 1375400 Ontario Limited. Our name was changed to The-Buck-A-Day-Company Inc. on February 2, 2000 and on November 13, 2001 our name was changed to The Buck A Day Company Inc.

      Our initial shareholders were members of the LaBuick family. In December 1999, A.R.T. International Inc., an Ontario corporation, acquired 160 shares of common stock from us for $286,000 (Cdn. $440,000). In August 2000, A.R.T. acquired 40 shares from us for $45,500 (Cdn. $70,000). On November 29, 2000 A.R.T. acquired the remaining 50% of the issued and outstanding shares of Buck from the LaBuick family for $325,000 (Cdn. $500,000) and 2,000,000 shares of A.R.T. At that time we concluded that our valuation exceeded Cdn. $1,000,000 based upon our current sales and the conservative forecasts of our business models. With the purchase of such shares we became a wholly-owned subsidiary of A.R.T. On December 4, 2000, Edward P. LaBuick and Dennis P. LaBuick were named CEO and Director, respectively, of A.R.T.

      On January 11, 2001, Nadia Faye LaBuick, wife of Edward P. LaBuick, our chairman, loaned $138,125 (Cdn. $212,500) to us. The terms of such loan required that interest at a rate of 7% per annum with principal were due on demand and were secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced $331,500 (Cdn. $510,000) to us due payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws.

      On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 to us. The terms of such loan required that interest at a rate of 7% per annum and principal were due on demand and were secured by a first lien on all of our assets. Nadia Faye LaBuick, Dennis LaBuick and Patricia LaBuick subordinated their security interests in our assets to the security interest of 1483516 Ontario Limited. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our common stock and one class B warrant to purchase one share of our common stock at a price of $0.15.

      On August 1, 2001, we issued to A.R.T. 800,000 class C warrants to purchase 800,000 shares of our common stock exercisable at $0.065 per share. Also on August 1, we authorized conversion of the LaBuick family members' loans with interest totaling $461,500 into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares exercisable at $0.10 per share.

      Due to our severe liquidity problems, we requested that the LaBuicks and 148516 Ontario Limited convert their loans to us to equity. As a result of such request, on August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares. Also on that day, 148516 Ontario Limited converted its loans to us into 3,000,000 shares of common stock and exercised all class B warrants for an additional 3,000,000 shares of common stock.

      On August 31, 2001, Edward P. LaBuick and Dennis P. LaBuick resigned from their positions as CEO and Director, respectively, of A.R.T.

      On October 1, 2001, the LaBuick family members exercised all class A warrants receiving 1,500,000 shares of our common stock and A.R.T. exercised all class C warrants receiving 800,000 shares of our common stock. Further, on that same date, we issued 3,000,000 class E Warrants to 37 investors.

      As a result of the aforementioned conversions no class A, B or C warrants, respectively, remain outstanding.

      On December 1, 2001, we issued 600,000 Class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to the company. Specifically, Ms. Doering provided us with the following services: (i) investor and shareholder relations services; (ii) assisted in structuring and effecting the loan with 1483516 Ontario Limited.

      On February 1, 2002, we issued 500,000 Class F Warrants to Mary Boswell pursuant to an agreement under which Ms. Boswell provided marketing services in a consulting capacity to the Company without compensation.

      As of the date of this Prospectus, A.R.T. has no continuing relationship with us other than its current ownership position of 2,000,000 shares of Common Stock. Further, none of our officers, directors or employees hold a position as an officer or director of A.R.T.

      The current members of the board of A.R.T. are Roger Kirby, Simon Meredith, Michel Van Herreweghe and Stefan Gundmundsson.

Business Model

      The "Buck-A-Day" branding is the basic premise of our business model; specifically that name brand products are packaged so that any customer can purchase them for as little as a dollar ("buck") a day, with no down payment.

      For the first sixteen (16) months of our operation, all IBM products and peripherals were purchased through Beamscope Canada Ltd., Ingram Micro and directly from IBM approved distributors. However, we were consistently plagued by shortages of inventories and as a result were often forced to acquire products through national retailers resulting in lower than anticipated profit margins. Continued inventory shortages led the company to seek new sources of supply. Negotiations with Compaq were concluded and new commercials were produced. Compaq offered the company an advance of $162,500 and an additional $487,500 line of credit for inventory purchases in exchange for an exclusive 2-year marketing agreement. IBM then negotiated a new agreement, which provided the company with a marketing allowance of $227,500, a creative budget of $195,000 payable semi-annually, credit facilities of $487,500, guaranteed inventory supply of an additional $325,000 and annual volume rebates of 1-3% on cumulative purchases. On May 31, 2001, we entered into an exclusive three-year distribution agreement with IBM Canada Ltd. and did not enter into the proposed agreement with Compaq. We market IBM products in all provinces across Canada. In the second quarter of calendar 2002, a branch office is scheduled to open in Montreal to better service the Quebec market.

      In fiscal 2002 our advertising budget of approximately $1,950,000 million will enable us to air over 39,000 sixty second television commercials on cable and local television stations across Canada promoting The Buck A Day Company and its products.

      Typical Revenue Producing Transaction. A Customer's first experience with us is generally when they call our toll free number in response to one of our marketing campaigns. Potential customers who call while our sales staff is unavailable are routed to various third party call centers who forward to us all relevant contact information which is then down-loaded to our data-base. Our in-house sales staff uses its best efforts to return such calls within twelve to twenty-four hours. Our arrangement with the various call centers requires that we pay them a fee of $1.75 to $2.25 per lead generated from our advertising efforts. As a point of clarity, our telemarketing efforts are solely directed towards potential customers who initially contact us as a result of our marketing campaigns.

      Revenue Breakdown. As of January 31, 2002, our sales were generated in the following manner: a) 75% from computer and peripheral items directly from inquiries to our toll-free phone numbers; b) 20% from internet based orders; and
c) follow-up catalogue sales are responsible for 5% of our business. We anticipate sales from our internet operations and catalogue sales to grow to approximately 25% and 15%, respectively, of our total revenue stream. Catalogue's of our most popular items are sent with every order and are also sent to all customers on a biannual basis.

      Our present marketplace is nationwide across Canada. The geographical breakdown of our sales by province are as follows:

      o     Ontario 50%

      o     Alberta 15%

      o     British Columbia 15%

      o     Manitoba 5%

      o     Saskatchewan 5%

      o     Quebec 5%

      o     Atlantic Provinces 5%

      Rights of Return. We have a "no questions asked" right of return policy which allows any customer to return any item purchased for a period of 30 days from the receipt of any product. A customer returning an item in satisfaction of this policy has the right to either exchange that item or receive a refund based on his original method of payment. To date, we have found that approximately 1.25% of sales are returned.

Marketing Approach

      Our management team has over 30 combined years of experience in purchasing media time on television as well as in commercial production and television marketing in both the United States and Canada. We market and sell name brand electronic and consumer products, primarily computers, television sets, high-end electronics and appliances, directly to consumers and small businesses, utilizing a multimedia approach, which at the present time, is principally through television advertising and web based marketing efforts. Our television campaign utilizes toll free phone numbers for direct consumer response while also promoting our website.

      We intend to continue expanding our direct response marketing in the calendar year 2002 and anticipate significant continued growth from Canadian operations. In the second quarter of calendar year 2002, we anticipate opening a branch office in Montreal, Quebec to service the burgeoning Quebec marketplace. However, we anticipate using a significant portion of the proceeds from this offering for expenses associated with our eventual expansion into the United States market in the calendar year 2002.

      Television commercials for all offers are aired on the following networks and stations including: TWN (Weather), CMT, Discovery, Bravo, Space, Showcase, OLN, Star, Much More Music, ATN, Comedy, APTN, CITV, ATV, CityTV, BCTV, CKVU.

Strategic Relationships

      On May 31, 2001, we entered into a Business Partner Agreement with IBM Canada Ltd. which provides us with a steady and secure supply of products from IBM through its major distributor SuperCom Canada Ltd. with credit terms of $487,500 plus back-up inventory financing of an additional $325,000. The term of the IBM Agreement is for three (3) years with no renewal terms. Further, IBM provided a marketing allowance of $227,500 and a creative budget of $195,000 payable semi-annually. We are required to purchase a minimum of 10,000 units per year with direct volume rebates of 1-3% on cumulative purchases. However, there is no ceiling on the amount of computer equipment we may purchase from IBM in any given year. IBM and SuperCom retain a registered purchase security interest on our inventory and accounts receivable in the amount of $487,500. Pursuant to such agreement we are responsible for all aspects of selling, delivering the products to our customers.

      CitiFinancial Services of Canada Ltd. Although we accept cash and credit cards as payment for our products and services, most of our customers make their purchases using the Buck A Day credit card which is underwritten by CitiFinancial Services of Canada Ltd. Potential customers apply for a Buck A Day credit card, which is either approved or rejected solely by CitiFinancial. The approved applicants are extended a pre-determined level of credit ranging from a minimum of $650 to a maximum of $6,500.

      Lexmark Canada -- Printers Only. Commencing January 1, 2002, Lexmark, a leading manufacturer of computer peripheral products extended to us a $66,300 marketing assistance advance to sell their products exclusively to our customers. In addition to the advance, we receive competitive pricing and additional rebates on certain models.

      AOL Canada Inc. On February 28, 2002, we entered into a Marketing Agreement with AOL Canada Inc., whereby AOL shall provide each of our customers purchasing a computer a free AOLmembership for twelve months. Pursuant to the AOL Marketing Agreement, we agreed to purchase and distribute 1,000 packages containing a CD-ROM with AOL software in each calendar month during the term of the Marketing Agreement at a price of $70.00 per package. The AOL Marketing Agreement has a three year term.

Expansion into the United States

      We intend to enter the United States marketplace in a limited manner and in select locations within the next six (6) months. We have tested our commercials in the United States (Buffalo, Spokane and Seattle) and although we have not converted any of our leads into sales, the consumer response is equivalent to what we are presently enjoying in Canada. As a result of our relationship with CitiFinancial Services a division of Citigroup, we are now in a position to provide financing to United States' customers via the Buck A Day credit card plan. We anticipate opening our media buying, telemarketing center and warehousing facilities in the State of New York during the second quarter of calendar 2002.

      We believe that our business model of providing alternative financing, speedy delivery, name brand products and a thirty (30) day satisfaction or money back guarantee makes the United States market an attractive one. A significant market for our services exists in the United States as there is a large population of individuals and small businesses unable to obtain sufficient credit from any source, with which to purchase a computer or other electronic devices. Through our partnership with CitiFinancial we have been able to successfully arrange for more than 30% of applicants for the Buck A Day credit card to be extended credit with which to make purchases from us.

Competition

      General. We believe that the direct response marketing and sales of consumer electronics and household convenience items is not as competitive as electronics retailing. Retailers have significantly greater resources than we have; however, their business seems to be more price-driven and less focused than ours. Our sales and marketing structure is not proprietary, but highly developed; therefore, although many of our competitors sell similar items from competitive suppliers, we believe that we are able to better manage our sales through careful formulation of our offers. In Canada some of our biggest competitors are IPC Canada, MDG Canada Ltd. and Dell Computer Corp. In the United States some of our biggest competitors will be direct marketing computer manufacturers such as Dell and Gateway Computer Corp. and nationwide electronic retailers such as Best Buy and Circuit City. Furthermore, there are many online electronics retailers, such as Amazon.com and Buy.com, who would directly compete for our customers. All of the above are larger and better known and have more resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell products to individuals who require credit with no down payment and payments as low as a dollar ("buck") a day.

      Canadian Computer and Electronics Retailers. There are three companies in the marketplace who we consider competitors, Dell Computer Corp. and two Canadian "clone" or "private label" manufacturers, IPC Canada and MDG Canada Ltd.

      IPC Canada has a nationwide customer base. They market themselves as a discount computer manufacturer that sells direct to the consumer. IPC runs print ads in major markets, but consumers may only purchase their products with cash or third party credit cards.

      MDG Canada Ltd. is also a Canadian "clone" or "private label" manufacturer. In addition to their direct sales division, MDG maintains approximately twenty-five retail outlets in the Southern Ontario market and they do not market nationwide. MDG does offer "in-house" financing similar to our own using Household Finance. In addition to their "in-house" financing, customers of MDG may choose to purchase products through cash or third party credit card transactions. Although they are better financed than ourselves, we consider our name recognition to be superior.

Trademarks and Patents

      On November 5, 2001, we filed a trademark application with the United States Patent and Trademark Office covering our name and logo. As a result of such filing we were granted a right of priority for any associated filings in foreign countries which occur prior to May 5, 2002. Although we have not filed any intellectual property applications in Canada, we expect to do so prior to May 5, 2002.

Insurance

      We currently carry a business insurance policy underwritten by The Economical Insurance Group, which maintains $1,300,000 of property insurance for inventory and equipment and $1,300,000 each for personal injury liability and non-owned automotive liability.

Employees

      We currently employ 80 sales representatives and 20 management and administration employees. None of the employees are represented by a labor union. We consider our relationship with our employees to be satisfactory.

Properties

      On September 1, 2001, we signed four leases for a fifty-three (53) month period for a total of 16,500 square feet of office and warehouse space in Newmarket, Ontario at an aggregate rent of approximately

$262,937. Although, such office space is sufficient for our present needs and presently we believe that additional space is available, if our growth exceeds our projections we may have to procure additional office space elsewhere.

Seasonality

      Although we have been operational for less than two (2) years, we have found our business to be seasonal in nature in that the first calendar quarter of each year tends to be our strongest sales period. We have found that the increased demand for media placements during the traditional Christmas holiday season results in a significant increase in the costs of such placements and thus prohibits us from procuring the quality and amount of placements we would desire during that period. As a result, we have focused our media purchasing efforts on the first quarter of the calendar year and have realized significant sales gains during those periods.

Legal Proceedings

      In July 2001, Beamscope Canada Inc., a supplier of hardware and software commenced an action against us in the Superior Court of Justice claiming the sum of $162,500, plus interest and costs for unpaid accounts. On December 21, 2001 we settled the Beamscope lawsuit and paid them $45,500 pursuant to the terms of such settlement.

                                   MANAGEMENT

      The following table sets forth the name and, as of December 31, 2001, age and position of each director and executive officer of our company.

Directors and Executive Officers

     NAME                     AGE                        POSITION
     ----                     ---                        --------

Edward P. LaBuick             59                 Chief Executive Officer;
                                            Chairman of the Board of Directors

Dennis P. LaBuick             39                    Director; President

Keith Kennedy                 38          Director; Vice President of Operations

John Mole                     47                         Director

Kelly Murphy                  36                        Controller

Background of Executive Officers, Directors and Significant Employees

      Edward P. LaBuick has served as the Chief Executive Officer and Chairman of the Board of our company since September 1999. From 1998 to 1999, Mr. LaBuick was a vice-president of Koolatron, a Canadian National television marketing company. From 1992 through 1998, Mr. LaBuick was president of Quality Music and Video Specialty Products, an entertainment and television marketing company. Mr. LaBuick's primary responsibilities are in developing strategic relationships with major suppliers, financial institutions and media providers. Mr. LaBuick is the father of Mr. Dennis P. LaBuick, our President, and father-in-law to Patricia LaBuick, our sales manager. On June 16, 2000, Mr. LaBuick filed for bankruptcy protection pursuant to section 168.1 of the Bankruptcy and Insolvency Act of Ontario and was granted a Certificate of Discharge on March 17, 2001. Mr. LaBuick's bankruptcy was a result of the failure of his present business, outstanding lawsuit stemming from that prior business, Denny Inc. (an Ontario corporation) and reassessment of prior years tax returns.

      Dennis P. LaBuick has served as the President and as a Director of our company since December 1999. From 1998 through 1999 Mr. LaBuick was a self employed freelance director of television commercials and production. From 1996 to 1998, Mr. LaBuick was a vice president of television media for DCNL Inc., in San Francisco, California, which was sold to Helen of Troy in 1998. Mr. LaBuick has over fifteen (15) years of experience in direct response television, radio and print advertising. Mr. LaBuick's primary responsibilities include media planning and buying of short form direct-response commercials and informercials as well as the writing and production for such matters. Mr. LaBuick is the son of Mr. Edward P. LaBuick, our Chairman and the husband to Patricia LaBuick, our sales manager.

      Keith Kennedy has served as the Vice President of Operations and a Director of our company since September 1999. From 1998 to 1999, Mr. Kennedy was the Operations Manager of Koolatron, Inc., a television marketing company. From 1992 to 1998, Mr. Kennedy was the Operations Manager at Quality Music, Video & Special Products, a national distribution company. Mr. Kennedy's primary responsibilities are in staff and inventory management and general day to day operational matters.

      John Mole has been the President of Province Electric Supply Limited, a wholesale distributor of electrical products serving the electrical contractor, industrial, OEM, institutional and utility markets, from 1991 through the date of this Prospectus. Mr. Mole has been a Director of our company since February 5, 2002.

      Dan LaRoche has served as the Marketing Manager of our company since December 1999. From 1997 through 1999, Mr. LaRoche was employed by Interwood Marketing, a national marketing company. Mr. LaRoche has twenty-five (25) years of experience in direct response television, retail radio and print design and advertising. Mr. LaRoche's primary responsibilities are in media planning and buying of retail television and radio spots as well as production of short form direct-response commercials and infomercials.

      Kelly Murphy has been our controller since January 2000. From 1997 through 1999, Ms. Murphy was a self employed accountant.

Board of Directors and Committees

      Our Articles of Association set the minimum number of directors at 1 and the maximum at number of directors at 10. We currently have 4 directors.

      Currently, our Board of Directors consists of Messrs. Edward P. LaBuick, Dennis P. LaBuick, Keith Kennedy and John Mole. The Board of Directors has appointed Messrs. Kennedy and Mole as the members of the Omnibus Committee to administer the Stock Option Plan. However, our Board anticipates adding 1 member within the next ninety (90) days, who will be a non-participating member of any employee stock option plan and who shall be expected to serve as an additional member of the Omnibus Committee. Although the Board of Directors anticipates forming an audit committee, at present, it has not established any other committees.

Compensation of Directors

      We do not pay our Directors any fee in connection with their role as members of our Board. Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board meetings.

Employment Agreements

      On November 1, 2001, we entered into an Employment Agreement with Mr. Edward P. LaBuick, our Chief Executive Officer and Chairman of the Board, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $146,250 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. LaBuick has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. LaBuick also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

      On November 1, 2001, we entered into an Employment Agreement with Mr. Dennis P. LaBuick, our President and a Director, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $130,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. LaBuick has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. LaBuick also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

      On November 1, 2001, we entered into an Employment Agreement with Mr. Keith Kennedy, our Vice President of Operations and a Director, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $52,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. Kennedy has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. Kennedy also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

      On November 1, 2001, we entered into an Employment Agreement with Mr. George Slightham, our Manager of Business Affairs, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $81,250 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. Mr. Slightham also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

Executive Compensation

      For the fiscal year ended July 31, 2001, our aggregate cash compensation payments to our executive officers and directors for services rendered in these capacities was approximately $250,250.

      The following table sets forth all compensation we paid to each executive officer whose total salary and bonus exceeded $65,000 in the calendar years indicated.

Summary Compensation Table

                                                                            LONG-TERM
                                   ANNUAL COMPENSATION                    COMPENSATION
                                 ----------------------
                                                                           SECURITIES
                                                                           UNDERLYING
NAME AND PRINCIPAL POSITION      CALENDAR      OTHER          ANNUAL      OTHER OPTIONS
                                   YEAR      SALARY ($)    COMPENSATION    GRANTED (#)
                                 ---------   ----------    ------------   -------------
Edward P. LaBuick;                 2000        71,500           --              --
Chief Executive Officer and        2001       130,000           --              --
Chairman of the Board of
Directors

Dennis P. LaBuick;                 2000        71,500           --              --
Director and President             2001       120,250           --              --

Keith Kennedy;                     2000        32,500           --              --
Director and Vice President of     2001        52,000           --              --
Operations

Option Grants During Last Fiscal Year

      The Company did not issue any options during the fiscal year ended July 31, 2001. However, on February 14, 2002, certain directors, officers, employees and consultants were issued options to purchase an aggregate amount equal to 3,500,000 shares of Common Stock pursuant to the Company's Stock Option Plan. The table below sets forth the executive officers that received options pursuant to the Stock Option Plan.

                                                          Market Value
                      Common                                of Common
                      Share      % of Total                  Shares
                      Under       Options                  Underlying
                     options     Granted in    Exercise    Options on
                     Granted    Fiscal 2002     Price     Date of Grant
Name                    (#)         (%)       ($/share)     (1) ($)       Expiration Date
----                 --------   -----------   ----------  -------------  -----------------
Edward P. LaBuick    952,500       27.2%        $0.25         $0.25      February 13, 2005
Dennis P. LaBuick    897,500       25.6%        $0.25         $0.25      February 13, 2005
Keith Kennedy        250,000        7.1%        $0.25         $0.25      February 13, 2005
John Mole             50,000        1.4%        $0.25         $0.25      February 13, 2005

(1) There was no public market for our common shares as of February 14, 2002. Therefore, the amounts set forth in this column represent the fair market value of each of our common shares as of that date, as determined by our Board taking into consideration the present and future valuation of the company based on the growth projections at that time and with the primary goal of providing incentive to certain members of our senior management.

Options Exercised In Last Fiscal Year

      No executive officers exercised any options during the fiscal year ended July 31, 2001.

Summary of 2002 Stock Option Plan

      Qualified directors, officers, employees, consultants and advisors of ours and our subsidiaries are eligible to be granted (a) stock options ("Options"), which may be designated as nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"), (b) stock appreciation rights ("SARs"), (c) restricted stock awards ("Restricted Stock"), (d) performance awards ("Performance Awards") or (e) other forms of stock-based incentive awards (collectively, the "Awards"). A director, officer, employee, consultant or advisor who has been granted an Option is referred to herein as an "Optionee" and a director, officer, employee, consultant or advisor who has been granted any other type of Award is referred to herein as a "Participant."

      The Omnibus Committee administers the Stock Option Plan and has full discretion and exclusive power to (a) select the directors, officers, employees, consultants and advisors who will participate in the Stock Option Plan and grant Awards to such directors, officers, employees, consultants and advisors, (b) determine the time at which such Awards shall be granted and any terms and conditions with respect to such Awards as shall not be inconsistent with the provisions of the Stock Option Plan, and (c) resolve all questions relating to the administration of the Stock Option Plan. Members of the Omnibus Committee receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

      The Omnibus Committee may grant NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of Common Stock during such time as the Omnibus Committee may determine, not to exceed ten (10) years, at a price determined by the Omnibus Committee that, unless deemed otherwise by the Omnibus Committee, is not less than the fair market value of the Common Stock on the date the NQSO is granted. An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No ISOs may be granted under the Stock Option Plan to an employee who owns more than 10% of our outstanding voting stock ("Ten Percent Stockholder") unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant and the ISO is not exercisable more than five (5) years after it is granted. In the case of an employee who is not a Ten Percent Stockholder, no ISO may be exercisable more than ten (10) years after the date the ISO is granted and the exercise price of the ISO shall not be less than the fair market value of the Common Stock on the date the ISO is granted. Further, no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of Common Stock with an aggregate fair market value (determined as of the date of grant of each ISO) in excess of $100,000USD. An ISO (or any installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

      The exercise price of the Common Stock subject to a NQSO or ISO may be paid in cash or, at the discretion of the Omnibus Committee, by a promissory note or by the tender of Common Stock owned by the Option holder or through a combination thereof. The Omnibus Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.

      An SAR is a right granted to a Participant to receive, upon surrender of the right, but without payment, an amount payable in cash. The amount payable with respect to each SAR shall be based on the excess, if any, of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SAR, which will not be less than the fair market value of the Common Stock on the date the SAR is granted. In the case of an SAR granted in tandem with an ISO to an employee who is a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value of a share of Common Stock on the date the SAR is granted.

      Restricted Stock is Common Stock that is issued to a Participant at a price determined by the Omnibus Committee, which price per share may not be less than the par value of the Common Stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Omnibus Committee may determine.

      A Performance Award granted under the Stock Option Plan (a) may be denominated or payable to the Participant in cash, Common Stock (including, without limitation, Restricted Stock), other securities or other Awards and (b) shall confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Omnibus Committee shall establish. Subject to the terms of the Stock Option Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Omnibus Committee.

      The Omnibus Committee may grant Awards under the Stock Option Plan that provide the Participants with the right to purchase Common Stock or that are valued by reference to the fair market value of the Common Stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Omnibus Committee (and may include terms contingent upon a change of control of the company); provided that such Awards shall not be inconsistent with the terms and purposes of the Stock Option Plan.

      The Omnibus Committee determines the price of any such Award and may accept any lawful consideration.

      The Omnibus Committee may at any time amend, suspend or terminate the Stock Option Plan; provided, however, that (a) no change in any Awards previously granted may be made without the consent of the holder thereof and (b) no amendment (other than an amendment authorized to reflect any merger, consolidation, reorganization or the like to which we are a party or any reclassification, stock split, combination of shares or the like) may be made increasing the aggregate number of shares of the Common Stock with respect to which Awards may be granted or changing the class of persons eligible to receive Awards, without the approval of the holders of a majority of our outstanding voting shares.

      In the event a Change in Control (as defined in the Stock Option Plan) occurs, then, notwithstanding any provision of the Stock Option Plan or of any provisions of any Award agreements entered into between any Optionee or Participant and us to the contrary, all Awards that have not expired and which are then held by any Optionee or Participant (or the person or persons to whom any deceased Optionee's or Participant's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

      If we are a party to any merger, consolidation, reorganization or the like, the Omnibus Committee has the power to substitute new Awards or have the Awards be assumed by another corporation. In the event of a reclassification, stock split, combination of shares or the like, the Omnibus Committee shall conclusively determine the appropriate adjustments.

      No Award granted under the Stock Option Plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and except in the case of the death or disability of an Optionee or a Participant, Awards shall be exercisable during the lifetime of the Optionee or Participant only by that individual.

      No Awards may be granted under the Stock Option Plan on or after February 4, 2012, but Awards granted prior to such date may be exercised in accordance with their terms.

      The Stock Option Plan and all Award agreements shall be construed and enforced in accordance with and governed by the laws of New York.

      As of May 31, 2002, of the 3,500,000 shares of Common Stock reserved for issuance under the Stock Option Plan, options to acquire 3,500,000 shares of Common Stock were granted under the Stock Option Plan.

Directors' and Officers' Indemnification

      Under the Business Corporations Act, we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

      Under our by-laws, we may indemnify our current and former directors, officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. We believe that the provisions of our by-laws are necessary to attract and retain qualified persons as directors and officers.

      We recently terminated an employee for cause and issued a statement of claim for more than Cdn. $1 million for the misappropriation of our property. The defendant has issued a counter-claim against us which we feel is without merit.

      Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. Although we anticipate doing so within the next 120 days, presently we do not maintain any form of liability insurance covering our directors and officers.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth information concerning the beneficial ownership of shares of our Common Stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our Common Stock as of February 14, 2002, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them. Percentage ownership is based on 22,522,974 shares of Common Stock outstanding as of February 14, 2002 and 3,000,000 additional shares of Common Stock to be issued in this offering. Percentage Ownership does not reflect the shares of Common Stock underlying the Class D, E and F warrants, or the options granted pursuant to our Stock Option Plan.

                                                           PERCENTAGE OF SHARES
                                                            BENEFICIALLY OWNED
                                                           --------------------

                                         NUMBER OF          SHARES BEFORE THE    AFTER THE
BENEFICIAL OWNER                      BENEFICIALLY OWNED         OFFERING        OFFERING
----------------                      ------------------    -----------------    ---------
Edward P. LaBuick (1)                       1,362,500              6.0%             5.3%
Dennis P. LaBuick (2)                       1,347,500              5.9%             5.2%
A.R.T. International Inc.                   2,000,000              8.8%             7.8%
All Executive Officers and
Directors as a Group (4 persons)(3)         2,710,000             12.0%             9.1%

----------
(1) This amount does not include 1,562,500 shares of Common Stock held by Nadia Faye LaBuick, wife of Edward P. LaBuick, and the options to purchase 952,500 shares of Common Stock issued on February 14, 2002 pursuant to our Stock Option Plan.

(2) This amount does not include 1,547,500 shares of Common Stock held by Patricia LaBuick, wife of Dennis P. LaBuick, and the options to purchase 897,500 shares of Common Stock issued on February 14, 2002 pursuant to our Stock Option Plan.

(3) This amount does not include Mr. Keith Kennedy's right to purchase 250,000 shares of Common Stock or Mr. John Mole's right to purchase 50,000 shares of Common Stock.

                           RELATED PARTY TRANSACTIONS

      Our initial shareholders were members of the LaBuick family. In December 1999, A.R.T. International Inc., an Ontario corporation, acquired 160 shares of common stock us for $286,000 (Cdn.

$440,000). In August 2000, A.R.T. acquired 40 shares from us for $45,500 (Cdn. $70,000). On November 29, 2000 A.R.T. acquired the remaining 50% of the issued and outstanding shares of Buck from the LaBuick family for $325,000 (Cdn. $500,000) and 2,000,000 shares of A.R.T. At that time we concluded that our valuation exceeded Cdn. $1,000,000 based upon our current sales and the conservative forecasts of our business models. With the purchase of such shares we became a wholly-owned subsidiary of A.R.T.

      On January 11, 2001, Nadia Faye LaBuick, wife of Edward P. LaBuick, our chairman, loaned $138,125 to us. The terms of such loan required that interest at a rate of 7% per annum with principal were due on demand and were secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced $331,500 to us due payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws.

      On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 to us. The terms of such loan required that interest at a rate of 7% per annum and principal were due on demand and were secured by a first lien on all of our assets. Nadia Faye LaBuick, Dennis LaBuick and Patricia LaBuick subordinated their security interests in our assets to the security interest of 1483516 Ontario Limited. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our common stock and one class B warrant to purchase one share of our common stock at a price of $0.15.

      On August 1, 2001, we issued to A.R.T. 800,000 class C warrants to purchase 800,000 shares of our common stock exercisable at $0.065 per share. Also on August 1, we authorized conversion of the LaBuick family members' loans with interest totaling $461,500 into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares exercisable at $0.10 per share.

      On August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares. Also on that day, 148516 Ontario Limited converted its loans to us into 3,000,000 shares of common stock and exercised all class B warrants for an additional 3,000,000 shares of common stock.

      On October 1, 2001, the LaBuick family members exercised all class A warrants receiving 1,500,000 shares of our common stock and A.R.T. exercised all class C warrants receiving 800,000 shares of our common stock.

      On February 15, 2002, certain members and employees of Spitzer & Feldman P.C., our U.S. counsel, purchased a total of 96,000 shares of our Common Stock for an aggregate of $24,000.

                              SELLING SHAREHOLDERS

      This prospectus will also be used for the offering of additional shares of our Common Stock owned by the shareholders found below, the selling shareholders. The selling shareholders may offer for sale up to 100% (22,522,974 shares) of their holdings in our Common Stock held in the aggregate by them. See "Business". The selling shareholders may offer for sale such shares of our Common Stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resales of the securities by the selling shareholders are subject to the prospectus delivery and other requirements of the Securities Act.

      Assuming that the selling shareholders are able to sell all 22,522,974 shares of their Common Stock which are being offered by them, the selling shareholders will retain 0 shares of our Common Stock.

               LIST OF SHAREHOLDERS OF THE BUCK A DAY COMPANY INC.

The selling shareholders acquired their shares from us as follows:

Subscriber                                                 Address                   Relationship       Amount of       Amount prior
                                                                                     within the past   shares held       to offering
                                                                                     three (3) years     prior to        if greater
                                                                                                         offering          than 1%
                                                                                                          equals
                                                                                                       the amount of
                                                                                                       shares being
                                                                                                         offered
====================================================================================================================================
1413251 Ontario Inc.                6 Buggey Lane, Ajax, Ontario L1S 4S7                                   50,000
(Mark Purdy)

1435031 Ontario Ltd.                248 Forest Hill Road, Toronto, ON M5P 2N5                             250,000
(Barry Landen)

1469403 Ontario Ltd.                83 Maclaren Avenue, Barrie, Ontario L4N 7H3                            60,000
(Peter Landers)

1504426 Ontario                     181 University Ave., Suite 1410, Toronto, ON                          200,000
Limited (Wayne Long)                M5H 3M7

403266 Ontario Ltd                  c/o David & Carol Voyce, 663 Glen Crescent,                           946,666           4.20%
(David and Carol Voyce)             Orillia, ON L3V 6R2

760761 Ontario Ltd.                 8 Vine Cres., Barrie, Ontario L4N 2B3                                  20,000
(Jeremy Pollard)

A.R.T. International                Unit 5- 7100 Warden Avenue, Markham ON L3R                          2,000,000           8.88%
Inc.                                8B8
(board of directors: Roger Kirby, Simon Meredith
Michel Van Herreweghe and Stefan Gundmundsson)

Ambeau                  Thomas      64 Royal Oak Drive, Barrie, On L4N 7S5                                333,334           1.48%

Aravest Ltd. (Steve                 P.O. Box N-9645, Nassau, Bahamas                                       66,666
Koussaya)

Beckley                 Mike        12 Chalmers Dr., Barrie, ON L4N 8A3                                    10,000

Belben                  Ted         303 Reading Place, Newmarket, Ontario L3Y                               8,000
                                    6H6

Bradley                 Stephen     46 Gibson Lake Drive, Palgrave, On L0N 1P0                            200,000

Clark                   Linda       146 McCraney St. West, Oakville, ON L6H 1H6                             1,000

Corvese                 Steve       5254 Forest Hill Drive, Mississauga, Ontario                           66,666

Crosbie                 Robert      RR 1, Stn Main, Port Hope, On L1A 3V7                                 300,000           1.33%

Dale                    Kerry       426 Eagle Street, Newmarket, ON L3Y 1K6                Employee        10,000

Deluca                  Judy        1227 Riverbank Way, Oakville, Ontario L6H 6X4                          20,000

Demarinis               Enzo        2000 Peak Place, Oakville, ON L3H 5T2                                  66,666

Demarinis               Frank       584 Vaughan Mills, Woodbride, ON L1H 4H1                               66,666

Demarinis               Joe         1615 Amberlea Road, Pickering, ON L1V 5P3                              20,000

Desroches               Paul        1311 Ludbrook Court, Mississauga, On L5J 3P2                          200,000

Dodd Family Trust                   c/o Norman Dodd, 656 Sunset Beach Road,                               133,333
(Norman Dodd)                       Richmond Hill, On L4E 3G2

Dodd                    Norman      656 Sunset Beach Road, Richmond Hill, On L4E                           50,000
                                    3G2

Doering                 Dennis      108 Marshall Street, Barrie, On L4N 4L5                                33,333

Doering                 Jennifer    43 Fawn Crescent, Barrie, Ontario L4N 7Z6                             250,000           1.11%

Donaldson               Peter       Share High School, Royal Oak, MI                                       10,000

Donaldson               Walt        1929 Ontario St., Windsor, ON N8Y 1N1                                  20,000

Durham Int'l                        P.O. Box 1132 Lauraston House, Lower                                  448,334           1.99%
Investments (Wayne                  Collymore, Bridgetown St. Michael, Barbados,
Grant)                              WI

Garces                  Candy       44 Crew Avenue, Toronto, Ontario M4C 2V3               Employee     1,000,000           4.44%

Gayford                 Tom         RR # 4, Stouffville, 4093 Bloomington Road                            100,000

Gilbert                 Eli         1227 Riverbank Way, Oakville, Ontario L6H 6X4                          60,000

Gomes                   Heather     445 Maple Grove Ave., Bradford, ON L3Z 2V8             Employee        10,000

Gordon                  Colin       2373 Blackstone Cres., Ottawa, Ontrario K1B                             7,000
                                    4H3

Hendershot              Walter      233 Inksetter Road, RR 1, Lynden, On L0R 1T0                           50,000

Hochrein                J.J.        5 Wells Street, Toronto, Ontario M5R 1N8                                4,000

James                   Corinne     2027 Russett Road, Mississauga, ON L4Y 1B8                             25,000
                        Voyce

James                   Jacqueline  44 Barringham Drive, Oakville, ON L6J 4B2                             200,000
                        Cadman

Johnston                Lyle        RR#4 Coldwater, Ontario L0K 1E0                                         3,000

Kelln                   Larry       2554 Maid Marion Place, Mississauga, On L5K                           100,000
                                    2L9

Kennedy                 Keith       412 Queen Street, Apt. A, Newmarket, ON L3Y            Employee       500,000           2.22%
                                    2P2

Khonsari                Homa        1 Garrett Cres., Barrie, Ontario L4M 4R7                              266,666           1.18%

Kisely                  Willy       539 Knowles Road, Kelowna, BC V1W 1H4                                 100,000

Korhonen                Ed          2206 Pine Needle Row, Mississauga, Ontario                            100,000
                                    L5C 1V3

Koska                   Lynnette    8 Hester Court, Thornhill, ON L3T 3K5                  Employee       885,000           3.93%

Ku                      Jim         c/o Mark Twerdun, 1215 Riverbank Way,                                 206,666
                                    Oakville, ON L6H 6X4

LaBuick                 Dennis      1936 St. John's Road, Newmarket, ON                    Employee     1,347,500           5.98%

LaBuick                 Ed          P.O. Box 7, 24345 Highway 48, Baldwin, Ontario         Employee     1,362,500           6.05%
                                    L0E 1A0

LaBuick                 Nadia       P.O. Box 7, 24345 Highway 48, Baldwin, Ontario         Employee     1,562,500           6.94%
                        Faye        L0E 1A0

LaBuick                 Patricia    1936 St. John's Road, Newmarket, ON                    Employee     1,547,500           6.87%

LaBuik                  Tillie      11719-135-B-ST, Edmonton, Alberta T5M 1L8                             500,000           2.22%

Lachine                 Ken         107-190 Robert Speck Pkwy., Mississauga, ON                             5,000
                                    L4Z 3K3

Laroche                 Danny       151 Larkin Avenue, Markham, ON L3P 4Y4                 Employee        12,500

Loeprich                John        2070--10th Sideroad, Moffat, ON L0P 1J0                                10,000

Long                    Wayne       207 Mapleview Drive E., Barrie, ON L4N 9H3                            420,999           1.87%

Mackenzie               Phil        9 Amon Dr., R.R. 2, Sebright, ON L0K 1W0                               40,000

Macmillan               Isabel      80 InverlockyBlvd.  Apt. 604, Thornhill,                                2,000
                                    ON L3T 4P3

Martin                  Marilyn     9643 Melville Dr., Windsor, ON N8R 1B4                                 30,000

Matheson                Jeff        1130 Oakery Woods Place, Oakville, ON L6M                              40,000
                                    2C1

Matheson                Nicole      1130 Oakery Woods Place, Oakville, ON L6M                             100,000
                                    2C1

McCoy                   Jeff        7394 County Road #1, Beeton, Ontairo L0G 1A0                           10,000

Milne                   Eric        1200 Sheppard Avenue East, Suite 102, North                             5,000
                                    York, Ontario M2K 2S5

Minnaar                 Brenda      30 Brentwood Drive, Dundas, ON L9H 3N3                                 66,666

Mole                    John        1817 Will Scarlet Drive, Mississauga, On L4K           Director       166,666
                                    1L6

Murphy                  Kelly       44 Brown Street, Tottenham, ON L0G 1W0                 Employee        12,500

Patterson               Michael     2240 Halifax Dr., Suite 1009, Ottawa, ON K1G                           50,000
                                    2W8

Phillips                Lisa        2362 Bankside Drive, Mississauga, ON L5M 6E3                           33,333

Pollard                 Jeremy      8 Vine Crescent, Barrie, On L4N 2B3                                   250,000           1.11%

Postance                Michael                                                                            40,000

Powell                  Claire      13 Belmont Crescent, Midhurst, On L0L1X0                              433,336           1.92%

R.E. Walker Packaging               25 Willow Landing Road, Midhurst, On L0L 1X1                          333,336           1.48%
Ltd. (Rick Walker)

Ramball                 Mary-Lee    4302 Vivian Road, Cedar Valley, ON L0G 1E0             Employee         5,000

Restorick               Frank J.    1464 Jefferson Crescent,Oakville, ON L6H 3G6                           20,333

Riddell                 Glenn       110 Garden Avenue, Ancaster, On L9G 2J7                               150,000

Rose                    Glenda      3521 Town Line, Orillia, Ontario L3V 6H2                               10,000

Rosenstadt              William     c/o Spitzer &Feldman, P.C., 405 Park Ave., NY          Counsel         44,000
                                    NY 10022

Rowe                    Andy        41 Marcus Street, Barrie, Ontario L4N 3L7                               7,000

Rowe                    Dale        42 O'Neil Drive RR#4, Belleville, Ontario K8N                           7,140
                                    4Z4

Samuel                  Lewis       RR 1 GB 96, Lansdowne, On K0E 1L0                                     290,000           1.29%

Sanders                 Lesley      431 E. 20th St., NY NY 10010                           Counsel         40,000

Savaran Financial Inc.              157 Adelaide West, Ste. 176, Toronto, ON M5H                        1,000,000           4.44%
(Irene Lightfoot)                   4E7

Shamess                 John        R.R. # 1, Bradford, ON L3Z 2A4                                         24,000

Schmitz                 Peter       550 Westside road South, Kelowna, B.C. V1Z                            100,000
                                    3S2

Silver                  Mike        8 Highland Woods Court, London, Ontario W6C                            12,000
                                    5W9

Simmons                 Scott       304 Sumner Avenue, Oakville, On L6J 1S5                               100,000

Slightham               Phyllis     48 Quail Valley Road, Thornhill, ON L3T 4R2                           100,000

Smyth                   William     c/o Great War Memorial Hospital, 33 Drummond                          430,000           1.91%
                                    Street, Perth, On L7H 2K1

Smyth                   William     218 Deborah Way, Barrie, On L4N 4N7                                    50,000

Smyth                   Steven      99 Crimson Ridge, Barrie, Ontario L4N 0G8                              10,000

Staring                 Jamie       20 Kelly Place, Barrie, On L4N 8N2                                    125,000

Stewart                 Steve       245 Pine Street, Belleville, Ontario K8N 2N3                            4,000

Stone                   Perry       83-3rd Street Southeast, Medicine Hat, Alberta                          2,500
                                    T1A 0G3

Spitzer, Jr.            M. James    c/o Spitzer &Feldman, P.C., 405 Park Ave., NY          Counsel         12,000
                                    NY 10022

Straiton                Ken         c/o Mark Twerdun, TD Evergreen, 20 Milverton                          333,335           1.48%
                                    Drive, Mississauga, ON L5R 3G2

Swiaty                  Dan         15 Huxley Avenue Souty, Hamilton, Ontario L8K                           6,000
                                    2P5

Swiaty                  Terry       278 Cumberland Avenue, Hamilton, On L8M                                34,000
                                    2A1

Symons                  William     R.R #5, Orangeville, On L9W 2Z2, Orillia, On                           20,000
                                    L3V 6R2

Thorncliffe Industries              100 Roehampton Avenue, Toronto, ON M4P 1R3                            815,000           3.62%
Corp.  (Joe Elahos)

Twerdun                 Helen &     109-2240 Halifax Dr., Ottawa, Ontario                                  50,000
                        Walter

Twerdun                 Jill        1215 Riverbank Way, Oakville, ON L6H 6X4                              250,000           1.11%

Vallesi                 Julie       5345 Forest Ridge Dr., Mississauga, ON L5M                             20,000
                                    5B4

Via Trust               The         c/o Mark Twerdun, 1215 Riverbank Way,                                 250,000           1.11%
(Frank Demarinis)                   Oakville, ON L6H 6X4

Voyce                   David &     663 Glen Crescent, Orillia, On L3V 6R2                                358,334           1.59%
                        Carol

Walkey                  Bruce       R.R. #3--6900 Concession road, Everett,
                                    Ontario L0M 1J0                                                         4,000
                                                                                                       ----------

                                    Total                                                              22,522,974
                                                                                                       ==========

      Assuming the sale of all shares offered by the selling shareholders, the selling shareholders will have no holdings.

      The selling shareholders acquired their shares of Common Stock pursuant to three private placements conducted by us. Following is a summary of each placement and a list of the participants.

Placement A

      On November 23, 2000 we raised $354,250 through the sale of 100 shares pursuant to a private placement as set forth in the chart below.

                                                       Amount of        Subscription         Date Shares were Acquired and
Subscriber              Address                         Shares             Price             exercise of
                                                       Acquired       or Strike Price        Warrants or Options)
                                                                        (Warrants or
                                                                         Options) $
A.R.T. International    Unit 5- 7100 Warden Avenue,      100              $354,250           Nov 23, 2000--200 shares
Inc.                    Markham ON L3R 8B8
                                                                          --------
                        TOTAL                                             $354,250
                                                                          --------

Placement B

      From August through October 2001 we issued 19,367,933 shares of common stock to the following investors of which certain investors exercised 4,366,666 warrants. In this private placement, we raised $1,562,259.50 as set forth in the chart below.

                                                          Amount of
                                                           Shares                             Date Shares were Acquired and
Subscriber                         Address                Acquired         U.S. $            exercise of Warrants or Options)
403266 Ontario                     c/o David & Carol        946,666     $101,820.00             Aug 29, 2001 666,666 shares
Ltd                                Voyce, 663 Glen                                                (exercise of Warrants);
(David and Carol Voyce)            Crescent, Orillia,
                                   ON L3V 6R2                                               Oct 1, 2001 50,000 shares; Dec. 1,
                                                                                                    2001 230,000 shares

Ambeau          Thomas             64 Royal Oak             333,334      $50,000.00             Aug 29, 2001 125,000 shares
                                   Drive, Barrie, On                                              (exercise of Warrants);
                                   L4N 7S5
                                                                                                Dec 1, 2001 208,334 shares
                                                                                                  (exercise of Warrants)

Aravest Ltd.                       P.O. Box N-9645,          66,666      $10,000.00                    Aug 29, 2001
(Steve Kaussaya)                   Nassau, Bahamas

A.R.T.                             Unit 5- 7100           1,999,600           $1.00                     Aug 2, 2001
International Inc.                 Warden Avenue,
(directors: Roger Kirby            Markham ON L3R
Simon Meredith,                    8B8
Michel Van Herreweghe and
Stefan Gundmundsson)

Bradley         Stephen            46 Gibson Lake           200,000      $30,000.00              Aug 29, 2001 (exercise of
                                   Drive, Palgrave,                                                      Warrants)
                                   On L0N 1P0

Corvese         Steve              5254 Forest Hill          66,666      $10,000.00                    Aug 29, 2001
                                   Drive,
                                   Mississauga,
                                   Ontario

Crosbie         Robert             RR 1, Stn Main,          300,000      $66,992.00            Aug 29, 2001 166,666 shares;
                                   Port Hope, On L1A
                                   3V7                                                          Oct 1, 2001 50,000 shares;

                                                                                                Dec 27, 2001 83,334 shares

Dale            Kerry              426 Eagle Street,         10,000          $65.00                     Oct 1, 2001
                                   Newmarket, ON
                                   L3Y 1K6

Demarinis       Enzo               2000 Peak Place,          66,666      $10,000.00                    Aug 29, 2001
                                   Oakville, ON L3H
                                   5T2

Demarinis       Frank              584 Vaughan Mills,        66,666      $10,000.00                    Aug 29, 2001
                                   Woodbride, ON
                                   L1H 4H1

Desroches       Paul               1311 Ludbrook            200,000      $30,000.00              Aug 29, 2001 (exercise of
                                   Court,                                                                Warrants)
                                   Mississauga,
                                   On L5J 3P2

Dodd Family                        c/o Norman Dodd,         133,333      $20,000.00                    Aug 29, 2001
Trust                              656 Sunset Beach
(Norman Dodd)                      Road, Richmond
                                   Hill, On L4E 3G2

Doering         Dennis             108 Marshall              33,333       $5,000.00                    Aug 29, 2001
                                   Street,
                                   Barrie, On L4N 4L5

Durham Int'l                       P.O. Box 1132            133,333      $19,999.95                      29-Aug-01
Investments                        Lauraston House,
(Wayne Grant)   Lower Collymore,
                                   Bridgetown St.
                                   Michael, Barbados,
                                   WI

Garces          Candy              44 Crew Avenue,        1,000,000      $65,000.00                    Aug 29, 2001
                                   Toronto, Ontario
                                   M4C 2V3

Gayford         Tom                RR # 4,                  100,000       $6,500.00                    Aug 29, 2001
                                   Stouffville,
                                   4093 Bloomington
                                   Road

Gomes           Heather            445 Maple Grove           10,000          $65.00                     Oct 1, 2001
                                   Ave., Bradford, ON
                                   L3Z 2V8

Hendershot      Walter             233 Inksetter             50,000       $7,500.00                    Aug 29, 2001
                                   Road,
                                   RR 1, Lynden, On
                                   L0R 1T0

James           Corinne            2027 Russett Road,        25,000         $162.50                     Dec 1, 2001
                Voyce              Mississauga, ON
                                   L4Y 1B8

James           Jacqueline         44 Barringham            200,000      $30,000.00                    Aug 29, 2001
                Cadman             Drive, Oakville,
                                   ON L6J 4B2

Kelln           Larry              2554 Maid Marion         100,000      $15,000.00                    Aug 29, 2001
                                   Place,  Mississauga,
                                   On L5K 2L9

Kennedy         Keith              412 Queen Street,        500,000      $20,800.00            Aug 29, 2001 300,000 shares;
                                   Apt. A, Newmarket,
                                   ON L3Y 2P2                                                   Oct 1, 2001 200,000 shares

Khonsari        Homa               1 Garrett Cres.,         266,666      $74,999.90          Aug 29, 2001 166,666 shares; Dec
                                   Barrie, Ontario                                                27, 2001 100,000 shares
                                   L4M 4R7

Koska           Lynnette           8 Hester Court,          885,000      $29,152.50          Aug 29, 2001 585,000 shares; Oct
                                   Thornhill, ON L3T                                              1, 2001 300,000 shares
                                   3K5
                                                                                                  (exercise of Warrants)

Ku              Jim                c/o Mark Twerdun,        166,666      $25,000.00                    Aug 29, 2001
                                   1215 Riverbank
                                   Way, Oakville, ON
                                   L6H 6X4

LaBuick         Dennis             1936 St. John's        1,347,500      $64,330.50          Aug 29, 2001 950,000 shares; Oct
                                   Road, Newmarket,                                               1, 2001 250,000 shares
                                   ON
                                                                                              (exercise of Warrants); Oct 1,
                                                                                                    2001 147,500 shares

LaBuick         Ed                 P.O. Box 7, 24345      1,362,500      $49,806.25          Aug 29, 2001 700,000 shares; Oct
                                   Highway 48,                                                    1, 2001 250,000 shares
                                   Baldwin, Ontario
                                   L0E 1A0                                                    (exercise of Warrants); Oct 1,
                                                                                                    2001 412,500 shares

LaBuick         Nadia              P.O. Box 7, 24345      1,562,500      $51,106.25          Aug 29, 2001 700,000 shares; Oct
                Faye               Highway 48,                                                    1, 2001 450,000 shares
                                   Baldwin, Ontario
                                   L0E 1A0                                                     (exercise of Warrants; Oct 1,
                                                                                                    2001 412,500 shares

LaBuick         Patricia           1936 St. John's        1,547,500      $65,633.75          Aug 29, 2001 950,000 shares; Oct
                                   Road, Newmarket,                                               1, 2001 450,000 shares
                                   ON
                                                                                              (exercise of Warrants); October
                                                                                                  1, 2001 147,500 shares

LaBuik          Tillie             11719-135-B-ST,          500,000         $32,500                    Aug 29, 2001
                                   Edmonton, Alberta
                                   T5M 1L8

Laroche         Danny              151 Larkin Avenue,        12,500          $81.25                      1-Oct-01
                                   Markham, ON L3P
                                   4Y4

Long            Wayne              207 Mapleview            420,999       $2,975.45         Oct 1, 2001 200,000 shares; Dec 1,
                                   Drive E., Barrie,                                                2001 220,999 shares
                                   ON L4N 9H3

Matheson        Nicole             1130 Oakery Woods        100,000      $15,000.00                    Aug 29, 2001
                                   Place, Oakville,
                                   ON L6M 2C1

Minnaar         Brenda             30 Brentwood              66,666      $10,000.00              Aug 29, 2001 (exercise of
                                   Drive, Dundas, ON                                                     Warrants)
                                   L9H 3N3

Mole            John               1817 Will Scarlet        166,666      $25,000.00              Aug 29, 2001 (exercise of
                                   Drive,                                                                Warrants)
                                   Mississauga,
                                   On L4K 1L6

Murphy          Kelly              44 Brown Street,          12,500          $81.25                     Oct 1, 2001
                                   Tottenham, ON
                                   L0G 1W0

Phillips        Lisa               2362 Bankside             33,333       $4,999.95                    Aug 29, 2001
                                   Drive,
                                   Mississauga,
                                   ON L5M 6E3

Pollard         Jeremy             8 Vine Crescent,         250,000      $37,500.00              Aug 29, 2001 (exercise of
                                   Barrie, On L4N 2B3                                                    Warrants)

Powell          Claire             13 Belmont               433,336     $100,000.40            Aug 29, 2001 333,336 shares;
                                   Crescent, Midhurst,                                          Dec 27, 2001 100,000 shares
                                   On L0L1X0

R.E. Walker                        25 Willow Landing        333,336      $50,000.40                    Aug 29, 2001
Packaging Ltd.                     Road, Midhurst, On
(Rick Walker)                      L0L 1X1

Ramball         Mary-Lee           4302 Vivian Road,          5,000          $32.50                     Oct 1, 2001
                                   Cedar Valley, ON
                                   L0G 1E0

Restorick       Frank J.           1464 Jefferson            13,333       $1,999.95                      29-Aug-01
                                   Crescent, Oakville,
                                   ON L6H 3G6

Riddell         Glenn              110 Garden Avenue,       100,000      $15,000.00                      29-Aug-01
                                   Ancaster, On L9G
                                   2J7

Samuel          Lewis              RR 1 GB 96,              290,000      $57,500.00             Aug 29, 2001 250,000 shares
                                   Lansdowne, On                                                  (exercise of Warrants);
                                   K0E 1L0
                                                                                                Dec 27, 2001 40,000 shares

Savaran                            157 Adelaide West,     1,000,000      $65,000.00                    Aug 29, 2001
Financial Inc.                     Ste. 176, Toronto,
(Irene Lightfoot)                  ON M5H 4E7

Simmons         Scott              304 Sumner               100,000      $15,000.00              Aug 29, 2001 (exercise of
                                   Avenue, Oakville,                                                     Warrants)
                                   On L6J 1S5

Slightham       Phyllis            48 Quail Valley          100,000         $650.00                     Oct 1, 2001
                                   Road, Thornhill,
                                   ON L3T 4R2

Smyth           William            c/o Great War            330,000      $95,000.00            Aug 29, 2001 200,000 shares;
                                   Memorial Hospital,                                           Dec 24, 2001 130,000 shares
                                   33 Drummond
                                   Street, Perth, On
                                   L7H 2K1

Smyth           William            218 Deborah Way,          50,000       $7,500.00                    Aug 29, 2001
                                   Barrie, On L4N 4N7

Staring         Jamie              20 Kelly Place,          125,000      $18,750.00             Aug 29, 2001 100,000 shares
                                   Barrie, On L4N 8N2                                             (exercise of Warrants);

                                                                                                 Dec 1, 2001 25,000 shares

Straiton        Ken                c/o Mark Twerdun,        333,335      $50,000.25                    Aug 29, 2001
                                   TD Evergreen, 20
                                   Milverton Drive,
                                   Mississauga, ON
                                   L5R 3G2

Swiaty          Terry              278 Cumberland            34,000       $3,091.00           Aug 29, 2001 20,000 shares; Dec
                                   Avenue, Hamilton,                                               1, 2001 14,000 shares
                                   On L8M 2A1

Symons          William            R.R #5,                   20,000       $3,000.00                    Aug 29, 2001
                                   Orangeville,
                                   On L9W 2Z2,
                                   Orillia, On L3V
                                   6R2

Thorncliffe                        100 Roehampton           500,000      $32,500.00                    Aug 29, 2001
Industries Corp.                   Avenue, Toronto,
(Joe Elahos)                       ON M4P 1R3

Voyce           David &            663 Glen Crescent,       358,334      $50,162.50             Aug 29, 2001 333,334 shares
                Carol              Orillia, On L3V                                                (exercise of Warrants);
                                   6R2
                                                                                                 Dec 1, 2001 25,000 shares
                                   TOTAL                              $1,562,259.50
                                                                      =============

Placement C

      In January and February, 2002 we issued 3,154,641 shares of Common Stock to several investors pursuant to a private placement. Pursuant to such private placement, we raised $1,070,929.15 as set forth in the chart below.

                                                          Amount of
                                                           Shares                             Date Shares were Acquired and
Subscriber                         Address                Acquired           U.S. $          exercise of Warrants or Options)
1413251 Ontario                    6 Buggey Lane,            50,000         $25,000.00                Feb 15, 2002
Inc. (Mark                         Ajax, Ontario L1S
Purdy)                             4S7

1435031 Ontario                    248 Forest Hill          250,000         $62,500.00                Feb 15, 2002
Ltd.  (Barry                       Road, Toronto, ON
Landen)                            M5P 2N5

1469403 Ontario                    83 Maclaren               60,000         $30,000.00                Feb 15, 2002
Ltd. (Peter                        Avenue, Barrie,
Landers)                           Ontario L4N 7H3

1504426 Ontario                    181 University           200,000        $100,000.00                Feb 15, 2002
Limited (Wayne                     Ave., Suite 1410,
Long)                              Toronto, ON M5H
                                   3M7

760761 Ontario                     8 Vine Cres.,             20,000         $10,000.00                Feb 15, 2002
Ltd. (Jeremy                       Barrie, Ontario
Pollard)                           L4N 2B3

Beckley         Mike               12 Chalmers Dr.,          10,000          $5,000.00                Feb 15, 2002
                                   Barrie, ON L4N
                                   8A3

Belben          Ted                303 Reading Place,         8,000          $4,000.00                Feb 15, 2002
                                   Newmarket,
                                   Ontario L3Y 6H6

Clark           Linda              146 McCraney St.           1,000            $500.00                Feb 15, 2002
                                   West, Oakville, ON
                                   L6H 1H6

Deluca          Judy               1227 Riverbank            20,000         $10,000.00                Feb 15, 2002
                                   Way, Oakville,
                                   Ontario L6H 6X4

Demarinis       Joe                1615 Amberlea             20,000         $10,000.00                Feb 15, 2002
                                   Road, Pickering,
                                   ON L1V 5P3

Dodd            Norman             656 Sunset Beach          50,000         $25,000.00                Feb 15, 2002
                                   Road, Richmond
                                   Hill, On L4E 3G2

Doering         Jennifer           43 Fawn Crescent,        250,000          $6,025.45                 Feb 4, 2002
                                   Barrie, Ontario
                                   L4N 7Z6

Donaldson       Peter              Share High School,        10,000          $5,000.00                Feb 15, 2002
                                   Royal Oak, MI

Donaldson       Walt               1929 Ontario St.,         20,000         $10,000.00                Feb 15, 2002
                                   Windsor, ON N8Y
                                   1N1

Durham Int'l                       P.O. Box 1132            315,001         $80,500.15      February 5, 2002 220,001 shares;
Investments                        Lauraston House,                                          February 15, 2002 95,000 shares
(Wayne Grant)                      Lower Collymore,
                                   Bridgetown St.
                                   Michael, Barbados,
                                   WI

Gilbert         Eli                1227 Riverbank            60,000         $30,000.00                Feb 15, 2002
                                   Way, Oakville,
                                   Ontario L6H 6X4

Gordon          Colin              2373 Blackstone            7,000          $3,500.00                Feb 15, 2002
                                   Cres., Ottawa,
                                   Ontrario K1B 4H3

Hochrein        J.J.               5 Wells Street,            4,000          $2,000.00                Feb 15, 2002
                                   Toronto, Ontario
                                   M5R 1N8

Johnston        Lyle               RR#4 Coldwater,            3,000          $1,500.00                Feb 15, 2002
                                   Ontario L0K 1E0

Kisely          Willy              539 Knowles Road,        100,000         $50,000.00                Feb 15, 2002
                                   Kelowna, BC V1W
                                   1H4

Korhonen        Ed                 2206 Pine Needle         100,000         $50,000.00                Feb 15, 2002
                                   Row, Mississauga,
                                   Ontario L5C 1V3

Ku              Jim                c/o Mark Twerdun,         40,000         $20,000.00              February 15, 2002
                                   1215 Riverbank
                                   Way, Oakville, ON
                                   L6H 6X4

Lachine         Ken                107-190 Robert             5,000          $2,500.00                Feb 15, 2002
                                   Speck Pkwy.,
                                   Mississauga, ON
                                   L4Z 3K3

Loeprich        John               2070 -- 10th              10,000          $5,000.00                Feb 15, 2002
                                   Sideroad, Moffat,
                                   ON L0P 1J0

Mackenzie       Phil               9 Amon Dr., R.R.          40,000         $20,000.00                Feb 15, 2002
                                   2, Sebright, ON
                                   L0K 1W0

Macmillan       Isabel             80 InverlockyBlvd.         2,000          $1,000.00                Feb 15, 2002
                                   Apt. 604,
                                   Thornhill,
                                   ON L3T 4P3

Martin          Marilyn            9643 Melville Dr.,        30,000         $15,000.00                Feb 15, 2002
                                   Windsor, ON N8R
                                   1B4

Matheson        Jeff               1130 Oakery               40,000         $20,000.00                Feb 15, 2002
                                   Woods Place,
                                   Oakville, ON L6M
                                   2C1

McCoy           Jeff               7394 County Road          10,000          $5,000.00                Feb 15, 2002
                                   #1, Beeton,
                                   Ontairo
                                   L0G 1A0

Milne           Eric               1200 Sheppard              5,000          $2,500.00                Feb 15, 2002
                                   Avenue East, Suite
                                   102, North York,
                                   Ontario M2K 2S5

Patterson       Michael            2240 Halifax Dr.,         50,000         $25,000.00                Feb 15, 2002
                                   Suite 1009,
                                   Ottawa,
                                   ON K1G 2W8

Postance        Michael                                      40,000         $20,000.00                Feb 15, 2002

Restorick       Frank J.           1464 Jefferson             7,000          $3,500.00                  15-Feb-02
                                   Crescent,Oakville,
                                   ON L6H 3G6

Riddell         Glenn              110 Garden                50,000         $25,000.00                  15-Feb-02
                                   Avenue, Ancaster,
                                   On L9G 2J7

Rose            Glenda             3521 Town Line,           10,000          $5,000.00                Feb 15, 2002
                                   Orillia, Ontario
                                   L3V 6H2

Rosenstadt      William            c/o Spitzer               44,000         $11,000.00                Feb 15, 2002
                                   &Feldman, P.C.,
                                   405 Park Ave., NY
                                   NY 10022

Rowe            Andy               41 Marcus Street,          7,000          $3,500.00                Feb 15, 2002
                                   Barrie, Ontario
                                   L4N 3L7

Rowe            Dale               42 O'Neil Drive            7,140          $3,570.00                Feb 15, 2002
                                   RR#4, Belleville,
                                   Ontario K8N 4Z4

Sanders         Lesley             431 E. 20th St.,          40,000         $10,000.00                Feb 15, 2002
                                   NY
                                   NY 10010

Shamess         John               R.R. # 1,                 24,000         $12,000.00                Feb 15, 2002
                                   Bradford,
                                   ON L3Z 2A4

Schmitz         Peter              550 Westside road        100,000         $50,000.00                Feb 15, 2002
                                   South, Kelowna,
                                   B.C. V1Z 3S2

Silver          Mike               8 Highland Woods          12,000          $6,000.00                Feb 15, 2002
                                   Court, London,
                                   Ontario W6C 5W9

Smyth           Steven             99 Crimson Ridge,         10,000          $5,000.00                Feb 15, 2002
                                   Barrie, Ontario
                                   L4N 0G8

Smyth           William            c/o Great War            100,000         $50,000.00                  15-Feb-02
                                   Memorial Hospital,
                                   33 Drummond
                                   Street, Perth, On
                                   L7H 2K1

Stewart         Steve              245 Pine Street,           4,000          $2,000.00                Feb 15, 2002
                                   Belleville,
                                   Ontario
                                   K8N 2N3

Stone           Perry              83-3rd Street              2,500          $1,250.00                Feb 15, 2002
                                   Southeast,
                                   Medicine Hat,
                                   Alberta T1A 0G3

Spitzer, Jr.    M. James           c/o Spitzer               12,000          $3,000.00                Feb 15, 2002
                                   &Feldman, P.C.,
                                   405 Park Ave., NY
                                   NY 10022

Swiaty          Dan                15 Huxley Avenue           6,000          $3,000.00                Feb 15, 2002
                                   Souty, Hamilton,
                                   Ontario L8K 2P5

Thorncliffe                        100 Roehampton           315,000         $62,500.00                Jan 20, 2002
Industries Corp.                   Avenue, Toronto,
 (Joe Elahos)                      ON M4P 1R3

Twerdun         Helen &            109-2240 Halifax          50,000          $7,500.00                 Feb 5, 2002
                Walter Dr.,        Ottawa,
                                   Ontario

Twerdun         Jill               1215 Riverbank           250,000         $13,583.34                 Feb 5, 2002
                                   Way, Oakville, ON
                                   L6H 6X4

Vallesi         Julie              5345 Forest Ridge         20,000         $10,000.00                Feb 15, 2002
                                   Dr., Mississauga,
                                   ON L5M 5B4

Via Trust       The                c/o Mark Twerdun,        250,000        $125,000.00                Feb 15, 2002
(Frank Demarinis)                  1215 Riverbank
                                   Way, Oakville, ON
                                   L6H 6X4

Walkey          Bruce              R.R. # 3--6900             4,000          $2,000.00                Feb 15, 2002
                                   Concession road,
                                   Everett, Ontario
                                   L0M 1J0

                                   TOTAL                                 $1,070,929.15
                                                                         =============

                            DESCRIPTION OF SECURITIES

General

      The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Ontario law.

      We are authorized to issue an unlimited number of shares of Common Stock, no par value per share, of which 22,522,974 shares were issued and outstanding as of May 31, 2002.

Common Stock

      Holders of shares of our Common Stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our Common Stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock. The holders of Common Stock do not have any pre-emptive or other subscription rights.

      Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

      All of the issued and outstanding shares of Common Stock are fully paid, validly issued and non-assessable.

Dividend

      We have never declared or paid any cash dividends on our Common Stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our Common Stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Class D Warrants

      On December 1, 2001, we issued 600,000 Class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to the company. The shares of Common Stock underlying the Class D Warrants are currently being registered in connection with this registration statement.

      The following is a summary of the provisions of such warrants.

      Each Class D Warrant entitles the holder to one share of Common Stock (subject to certain adjustments) through December 1, 2002, at a price of $0.25 per share. A Class D Warrantholder may exercise the warrant by surrendering the warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. A Class D Warrantholder who exercise the warrant for less than all of the warrants evidenced by the warrant certificate will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class D Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

      We have authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class D Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

      A Class D Warrantholder does not have voting or other rights as a shareholder of ours unless and until a Class D Warrant is properly exercised and exchanged for shares. Further, the Class D Warrants have no redemption rights.

      The exercise price and the number of shares of Common Stock issuable upon the exercise of each Class D Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Class E Warrants

      On October 1, 2001, we issued 3,000,000 Class E Warrants to several investors pursuant to a private placement being conducted by the Company. The shares of Common Stock underlying the Class E Warrants are currently being registered in connection with this registration statement.

      The following is a summary of the provisions of such warrants.

      Each Class E Warrant entitles the holder to one share of Common Stock (subject to certain adjustments) through August 29, 2003, at a price of $1.00 per share. Class E Warrantholders may exercise the warrants by surrendering a warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. Class E Warrantholders who exercise the warrants for less than all of the warrants evidenced by a warrant certificate will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class E Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

      We have authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class E Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

      Class E Warrantholders do not have voting or other rights as shareholders of ours unless and until Class E Warrants are properly exercised and exchanged for shares. Further, Class E Warrants have no redemption rights.

      The exercise price and the number of shares of Common Stock issuable upon the exercise of the Class E Warrants are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Class F Warrants

      On February 1, 2002, we issued 500,000 Class F Warrants to Mary Boswell pursuant to an agreement under which Ms. Boswell provided services to the Company without compensation. The shares of Common Stock underlying the Class F warrants are currently being registered in connection with this Registration Statement.

      The following is a summary of the provisions of such warrants.

      Each Class F Warrant entitles the holder to one share of Common Stock (subject to certain adjustments) through December 31, 2002, at a price of $0.50 per share. The Class F Warrantholder may exercise the warrants by surrendering a warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. If the Class F Warrantholder exercises the warrants for less than all of the warrants evidenced by a warrant certificate, then the Class F Warrantholder will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class F Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

      We have authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class F Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

      The Class F Warrantholder does not have voting or other rights as a shareholder of ours unless and until Class F Warrants are properly exercised and exchanged for shares. Further, Class F Warrants have no redemption rights.

      The exercise price and the number of shares of Common Stock issuable upon the exercise of the Class F Warrants are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Transfer Agent and Registrar

      We do not yet have a transfer agent and registrar for our Common Stock. We anticipate retaining a transfer agent and registrar prior to the effectiveness of this registration statement.

Shares Eligible for Future Resale

      Upon completion of the offering, based upon the number of common shares outstanding as of May 31, 2002, a total of 25,522,974 common shares will be outstanding. All of the common shares sold in this offering will be freely tradable without restriction under either the Securities Act, except for any such shares which may be acquired by an affiliate of ours or a control person, as those terms are defined in Rule 144 promulgated under the Securities Act of 1933, as amended or applicable Canadian securities laws.

Resale Restrictions

      All of our shares of Common Stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 255,230 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one
(1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

      Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates and the employees described below) generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

                             INCOME TAX CONSEQUENCES

      In this section we summarize certain of the U.S. and Canadian federal income tax considerations that may be relevant to purchasers of common shares in this offering who:

      o are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), including a purchaser who, or that, is a citizen or resident of the U.S., a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof or therein, an estate, the income of which is subject to U.S. federal income tax regardless of the source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

      o for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-U.S. Income Tax Convention (1980) (the "Convention"), are resident in the U.S. and are not nor are deemed to be resident in Canada; hold our common shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act; and

      o deal at arm's length with us for purposes of the Income Tax Act and the Internal Revenue Code.

      For purposes of this discussion, we will refer to beneficial owners of common shares who satisfy the above conditions as "Unconnected U.S. Shareholders." Such persons do not include, and this summary does not apply to, persons who are "financial institutions" as defined in Section 142.2 of the Income Tax Act and non-resident insurers that carry on business in Canada and elsewhere.

      We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences to a purchaser of common shares who is not an Unconnected U.S. Shareholder may differ substantially from the tax consequences discussed in this section. This discussion does not purport to deal with all aspects of U.S. or Canadian federal income taxation that may be relevant to particular Unconnected U.S. Shareholders or to certain classes of Unconnected U.S. Shareholders who are subject to special treatment under the U.S. or Canadian federal income tax laws, including, but not limited to, Unconnected U.S. Shareholders who own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares, financial institutions, dealers in securities, banks, insurance companies, tax-exempt organizations, broker-dealers, individual retirement and other tax-deferred accounts, U.S. persons whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar, and Unconnected U.S. Shareholders holding common shares as part of a "straddle", "hedge" or "conversion transaction".

      This discussion is based upon:

      o     the Income Tax Act and regulations under the Income Tax Act;

      o the Internal Revenue Code and existing and proposed regulations under the Internal Revenue Code;

      o     the Convention;

      o the current administrative policies and practices published by Revenue Canada;

      o all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;

      o the administrative rulings, practice and policies of the U.S. Internal Revenue Service (the "IRS"); and

      o     applicable U.S. and Canadian judicial decisions,

all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and differing interpretation. We do not discuss the potential effects of any proposed legislation in the U.S. and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the U.S. or foreign jurisdictions.

THIS DISCUSSION IS MERELY A GENERAL DESCRIPTION OF THE U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO A PURCHASE OF COMMON SHARES AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PERSON PURCHASING COMMON SHARES. THIS DISCUSSION DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN OUR COMMON SHARES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS ALL CONSEQUENCES TO YOU UNDER PROVISIONS OF U.S. OR CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES IN APPLICABLE LAWS.

U.S. Federal Income Tax Considerations

      You generally will be required to include the U.S. dollar value of any dividend distribution which you receive on the common shares in ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. dollar value of any distribution received in Canadian dollars will be determined based on the spot exchange rate for the date of receipt. The amount of the distribution required to be included in gross income will be determined without reduction for Canadian withholding tax. Therefore, in the event that the distribution is subject to Canadian withholding tax, you generally will be required to report gross income in an amount greater than the cash received. To the extent any dividend distribution paid by us exceeds our current and accumulated earnings and profits, your pro rata share of the excess amount will be treated first as a return of capital up to your adjusted tax basis in our common shares (with a corresponding reduction in basis), and then as a gain from the sale or exchange of the common shares. Unconnected U.S. Shareholders should consult their tax advisors regarding the tax treatment of foreign currency gain or loss, if any, on Canadian dollars received. Dividends paid by us on our common shares generally will not be eligible for the "dividends received" deduction.

      Subject to certain conditions and limitations, you may be entitled to claim a credit for U.S. federal income tax purposes in an amount equal to the U.S. dollar value of any Canadian taxes withheld on any distributions that we make. Alternatively, you may in some circumstances claim a deduction for the amount of Canadian tax withheld in a taxable year, but only if you do not elect to claim a foreign tax credit in respect of any foreign taxes paid by you in that year. In general, the amount of allowable foreign tax credits in any year cannot exceed your regular U.S. federal income tax liability for the year attributable to certain foreign source income. Because distributions in excess of our current and accumulated earnings and profits generally will not give rise to foreign source income, you may be unable to claim a foreign tax credit in respect of Canadian withholding tax imposed on the excess amount unless, subject to applicable limitations, you have other foreign source income. However, limitations on the use of foreign tax credits generally will not apply to an electing individual Unconnected U.S. Shareholder whose creditable foreign taxes during a tax year do not exceed $300 ($600 for joint filers) if such individual's gross income for the tax year from non-U.S. sources consists solely of certain items of "passive income" reported on a "payee statement" furnished to the Unconnected U.S. Shareholder. In addition, an Unconnected U.S. Shareholder will be denied a foreign tax credit with respect to taxes withheld from dividends received on the common shares to the extent such Unconnected U.S. Shareholder has not held the common shares for a minimum period or to the extent such Unconnected U.S. Shareholder is under an obligation to make certain related payments with respect to substantially similar or related property. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisor concerning the application of the U.S. foreign tax credit rules to your particular situation.

      You generally will recognize gain or loss on the sale, exchange or other disposition of your common shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or disposition and your adjusted tax basis in the common shares. Any gain or loss you recognize upon the sale, exchange or disposition of common shares held as capital assets generally will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one (1) year. Gain or loss resulting from a sale, exchange or disposition of the common shares generally will be U.S. source for U.S. foreign tax credit purposes unless it is attributable to an office or other fixed place of business outside the U.S. and other conditions are met.

      Dividend payments with respect to the common shares and proceeds from the sale, exchange or disposition of common shares may be subject to information reporting to the IRS and possible U.S. backup withholding tax at a rate of 31%. Backup withholding will not apply, however, to an Unconnected U.S. Shareholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, an Unconnected U.S. Shareholder will provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate form for refund with the IRS.

Canadian Federal Income Tax Considerations

      In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of common shares. This section will only apply if you do not use or hold and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada for the purposes of the Income Tax Act.

      Under the Income Tax Act, as an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length for the purposes of the Income Tax Act, or you and such persons owned or had interests in or rights to acquire 25% or more of our issued common shares of any class of the capital stock of our company at any time during the five (5) year period immediately preceding the disposition or deemed disposition. Where a capital gain realized on a disposition or deemed disposition of our common shares is subject to tax under the Income Tax Act, the Convention will exempt the capital gain from Canadian tax if, on the disposition of our shares, the value of our common shares is not derived principally from real property situated in Canada. This relief under the Convention may not be available if you had a permanent establishment or fixed base available in Canada during the twelve (12) months immediately preceding the disposition of the shares.

      Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will generally be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

      The Canadian federal government does not currently impose any estate taxes or succession duties, however, if you die, there is generally a deemed disposition of the common shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before your death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

      Our Articles of Incorporation provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of The Buck A Day Company Inc., absent a finding of negligence or misconduct in the performance of their duties.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling The Buck A Day Company Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is unenforceable.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for The Buck A Day Company Inc. by Bussin & Bussin, Toronto, Ontario. Spitzer & Feldman P.C., New York, is acting as our U.S. legal counsel with respect to the offering.

                                     EXPERTS

      Certain of the financial statements of The Buck A Day Company Inc. included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Stephen Diamond, Chartered Accountant, our independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

      You should only rely upon the information included in or incorporated by reference into this prospectus, the exhibits to the prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

      We have not authorized any person to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

      You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 104, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditor's  Report                                                F-2

Financial Statements:

Balance Sheets as of July 31, 2001 and 2000 and January 31, 2002
   (unaudited)                                                               F-3

Statements of Operations for the Year ended July 31, 2001 and from inception, January 1, 2000 to July 31, 2000 and the
   six months ended January 31, 2002 and 2001 (unaudited)                    F-4

Statement of Changes in Shareholders' Equity for the Year ended
   July 31, 2001 and from inception, January 1, 2000 to July 31,
   2000 and the six months ended January 31, 2002 and 2001 (unaudited)       F-5

Statement of Cash Flows                                                      F-6

Notes to Financial Statements                                                F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
   The Buck A Day Company Inc.
   Newmarket, Ontario, Canada

I have audited the balance sheets of THE BUCK A DAY COMPANY INC. as at July 31, 2001 and 2000 and the statements of operations, changes in shareholders' equity and cash flows for the year ended July 31, 2001 and from inception, January 1, 2000 through July 31, 2000. These statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at July 31, 2001 and 2000 and the results of its operations and changes in its cash flows for the year ended July 31, 2001 and from inception, January 1, 2000 through July 31, 2000 in accordance with accounting principles generally accepted in the United States of America.


North York, Ontario                                        "Stephen Diamond"
September 15, 2001                                       Chartered Accountant

                           THE BUCK-A-DAY COMPANY INC.

                                 BALANCE SHEETS

                           (IN UNITED STATES DOLLARS)

                                                                     July 31,           July 31,         January 31,
As at                                                                  2001               2000               2002
--------------------------------------------------------------------------------------------------------------------
                                                                                                         (Unaudited)
ASSETS
CURRENT ASSETS
       Cash                                                        $   316,427        $    25,164        $   947,072
       Accounts receivable
           (Net of an allowance for doubtful accounts
             of $0 for 2001, 2000 and 2002)                            126,621             39,628            391,033
       Prepaid expenses                                                 49,377             84,317            208,261
       Inventory                                                       122,037             12,117            264,217
       Loan to shareholder                                                  --                 --             57,793
--------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                   614,462            161,226          1,868,376
FIXED ASSETS - NET (Note 2)                                            191,647             90,255            261,779
--------------------------------------------------------------------------------------------------------------------
                                                                   $   806,109        $   251,481        $ 2,130,155
====================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
       Accounts payable and accrued liabilities
           (Notes 4 and 7)                                         $ 1,184,277        $   286,093        $ 1,251,271
       Deferred marketing revenue (Note 5)                             228,865                 --                 --
--------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            1,413,142            286,093          1,251,271
--------------------------------------------------------------------------------------------------------------------
LONG TERM LIABILITIES
       Advances from shareholders' (Note 3)                            834,976             33,825                 --
       Provincial sales tax payable (Note 4)                            79,319                 --                 --
--------------------------------------------------------------------------------------------------------------------
                                                                       914,295             33,825                 --
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                    2,327,437            319,918          1,251,271
--------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 4, 8, 10 and 11)
SHAREHOLDERS' DEFICIENCY:
Capital stock - no par value, unlimited number of
       common shares authorized; July 31, 2001 - 400,
       July 31, 2000 - 360 and January 31, 2002 - 21,761,600
       shares issued and outstanding (Note 6)                          354,250            305,500          2,483,043
Accumulated other comprehensive income                                  29,393             16,075             37,516
Accumulated deficit                                                 (1,904,971)          (390,012)        (1,641,675)
--------------------------------------------------------------------------------------------------------------------
                                                                    (1,521,328)           (68,437)           878,884
--------------------------------------------------------------------------------------------------------------------
                                                                   $   806,109        $   251,481        $ 2,130,155
====================================================================================================================

                           THE BUCK-A-DAY COMPANY INC.

                            STATEMENTS OF OPERATIONS

                           (IN UNITED STATES DOLLARS)

                                                                                6 MONTHS          6 MONTHS
                                                            INCEPTION,            ENDED             ENDED
                                                            JANUARY 1,         JANUARY 31,        JANUARY 31,
FOR                                   THE YEAR ENDED          2000 TO             2002               2001
(UNAUDITED)                            JULY 31, 2001       JULY 31, 2000       (UNAUDITED)        (UNAUDITED)
-------------------------------------------------------------------------------------------------------------
REVENUE
      Sale                              $ 5,381,008        $   733,973        $  7,938,428        $ 2,952,984
      Cost of sales                      (3,795,962)          (519,307)         (4,809,483)        (1,999,744)
-------------------------------------------------------------------------------------------------------------
      Gross Profit                        1,585,046            214,666           3,128,945            953,240
-------------------------------------------------------------------------------------------------------------
EXPENSES
      Amortization                           22,326              9,283              27,004             14,982
      Automobile and travel                  54,887             17,193              31,016             22,639
      Bad debts                              38,440                 --                 836                 --
      Communication costs                    77,776             37,763              92,644             31,704
      Consulting fees                       104,656                796              19,798              2,298
      Interest and bank charges              11,937              2,438               8,455              3,492
      Media and printing costs            1,114,561            186,847             719,287            435,742
      Office expenses                        32,870             31,270              90,275             42,733
      Outside answering                     184,218              2,550             425,342             93,427
      Postage and courier                   159,266             18,099              91,595             86,169
      Professional fees                      63,399             14,647             112,513             12,734
      Rent and utilities                     67,585             32,106              43,425             33,079
      Repairs and maintenance                23,547              6,945              16,515             12,247
      Salaries and commissions            1,075,467            217,738           1,154,037            499,451
      Telemarketing salaries                 69,070             27,003              32,907             39,625
-------------------------------------------------------------------------------------------------------------
                                          3,100,005            604,678           2,865,649          1,330,322
-------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME (Note 9)              $(1,514,959)       $  (390,012)       $    263,296        $  (377,082)
=============================================================================================================
Basic and diluted earnings (loss)
per share                               $ (3,787.40)       $   (975.03)       $       0.01        $   (942.71)
=============================================================================================================
Weighted average shares
Outstanding                                     400                200          18,643,488                400
=============================================================================================================

                           THE BUCK-A-DAY COMPANY INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                           (IN UNITED STATES DOLLARS)

                                                                    Accumulated
                                                                   Comprehensive
                                                                  Foreign Currency
                                     Number of          Capital     Translation      Accumulated
                                      Shares             Stock       Adjustment        Deficit             Total
-------------------------------------------------------------------------------------------------------------------
Balance January 1, 2000                      --       $       --       $    --       $        --        $        --
Issued for cash                             360          305,500            --                --            305,500
Net loss                                     --               --            --          (390,012)          (390,012)
Foreign currency translation
    adjustment (Note 7)                      --               --        16,075                --             16,075
-------------------------------------------------------------------------------------------------------------------
Balance July 31, 2000                       360          305,500        16,075          (390,012)           (68,437)
Issued for cash                              40           48,750            --                --             48,750
Net loss                                     --               --            --        (1,514,959)        (1,514,959)
Foreign currency translation
    adjustment (Note 7)                      --               --        13,318                --             13,318
-------------------------------------------------------------------------------------------------------------------
Balance July 31, 2001                       400          354,250        29,393        (1,904,971)        (1,521,328)
Settlement of secured
    creditor loans                    9,099,600          450,140            --                --            450,140
Exercise of warrants                  4,366,666          450,000            --                --            450,000
Private placement of common
    shares                            5,694,934        1,202,653            --                --          1,202,653
Compensatory shares                   2,600,000           26,000            --                --             26,000
Net income for the six  months
   ended January 31, 2002
   (Unaudited)                               --               --            --           263,296            263,296
Foreign currency translation
    adjustment (Note 7)                      --               --         8,123                --              8,123
-------------------------------------------------------------------------------------------------------------------
Balance, January 31, 2002
    (Unaudited)                      21,761,600       $2,483,043       $37,516       $(1,641,675)       $   878,884
===================================================================================================================

                           THE BUCK-A-DAY COMPANY INC.

                            STATEMENTS OF CASH FLOWS

                           (IN UNITED STATES DOLLARS)

                                                                                     6 MONTHS          6 MONTHS
                                                                   INCEPTION,          ENDED             ENDED
                                                                   JANUARY 1,       JANUARY 31,       JANUARY 31,
                                               THE YEAR ENDED       2000 TO            2002              2001
FOR                                            JULY 31, 2001     JULY 31, 2000      (UNAUDITED)       (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------
Cash Used in Operating Activities
Net (income)                                    $(1,514,959)       $(390,012)       $   263,296        $(377,082)
            Amortization                             22,326            9,283             27,004           14,982
            Compensatory shares                          --               --             26,000               --
Changes in assets and liabilities
            Accounts receivable                     (86,993)         (39,628)          (264,412)        (157,216)
            Prepaid expenses                         34,940          (84,317)          (158,884)         (70,325)
            Inventory                              (109,920)         (12,117)          (142,180)         (37,070)
            Provincial sales tax payable             79,319               --            (79,318)              --
            Accounts payable and
                accrued liabilities                 898,184          286,093             66,994          339,304
            Deferred marketing revenue              228,865               --           (228,865)              --
-----------------------------------------------------------------------------------------------------------------
Cash used in operations                            (448,238)        (230,698)          (490,365)        (287,407)
-----------------------------------------------------------------------------------------------------------------
Financing Activities
            Advances from shareholders
                and loans payable                   801,151           33,825           (442,629)         253,312
            Proceeds from capital
                   stock issuance                    48,750          305,500          1,652,653           48,750
-----------------------------------------------------------------------------------------------------------------
Cash provided by financing activities               849,901          339,325          1,210,024          302,062
-----------------------------------------------------------------------------------------------------------------
Investing Activity
            Additions to fixed assets              (123,718)         (99,538)          (126,530)         (27,536)
-----------------------------------------------------------------------------------------------------------------
Cash used in investing activities                  (123,718)         (99,538)          (126,530)         (27,536)
-----------------------------------------------------------------------------------------------------------------
Effect of foreign exchange
    rate changes on cash                             13,318           16,075             37,516           24,428
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and
    cash equivalents                                291,263           25,164            630,645           11,547
Cash and cash equivalents
            Beginning of year (inception)            25,164               --            316,427           25,164
-----------------------------------------------------------------------------------------------------------------
            End of year                         $   316,427        $  25,164        $   947,072        $  36,711
=================================================================================================================

1.    Summary of Significant Accounting Policies

      These financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis. There are no significant differences between Canadian GAAP and United States Accounting standards as applied to these financial statements.

      The company is in the business of selling computer hardware, software and peripherals produced by others, throughout Canada.

(a)   Reporting Currency and Foreign Currency translation

      The financial statements have been presented in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at the weighted average rate for the period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

(b)   Inventory

      Inventory is valued at the lower of cost and net realisable value and consists of goods purchased and held for resale.

(c)   Depreciation

      Fixed assets are recorded at cost. Depreciation has been provided for in the accounts at the following rates:

      Furniture, equipment and computers -20% declining balance

(d)   Revenue Recognition

      Revenues and expenses are recognised on the accrual basis. Revenue from sales of products is recognised when title passes to customers, which is at the time goods are shipped. Staff Accounting Bulletin ("SAB") No. 101 issued by the Securities and Exchange Commission ("SEC") requires the company to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

      EITF 99-19 requires the company to determine how revenues are recognised, on a gross less cost basis or on a net revenue basis. The company has followed the guidance of EITF 99-19 and reports revenues on gross basis. The company purchases and takes title to inventory before it is sold and if it is returned. The company assumes general inventory risk in the transaction. Further the company establishes, within economic constraints, the price charged to the customer. The company maintains primary responsibility in fulfilling the needs of the customer. It is the company's responsibility to determine the nature, type, characteristics and specifications of inventory sold to the consumer. The company is responsible for collecting the sales price from the customer and has to pay the supplier regardless of whether the full sales price has been collected.

      Revenue from software sales (which is not modified or customized) is recognised when there is persuasive evidence of a sales arrangement, delivery has occurred, the fee is fixed or determinable and collectability of the sales price is probable.

      The company's policies for rights of return meet the criteria of SFAS # 48 since the selling price to the buyer is substantially fixed or determinable at the date of sale. The buyer is obligated to pay the company and that obligation is not contingent on resale of the product. The buyer's obligation is unchanged in the event of theft or destruction of the product. Upon the delivery of the product the buyer assumes the risks of ownership. The buyer acquiring the product has physical presence and substance beyond that of the company. The company does not have significant obligations for future performance to directly bring about the resale of the product by the buyer. To date, returns have been immaterial and accordingly no provision for returns has been made.

(e)   Unaudited Interim Financial Data

      The unaudited financial statements for the six-months ended January 31, 2002 and 2001 reflect all adjustments, all of which are of a normal recurring nature, which are in the opinion of management, necessary to a fair presentation of the results for the interim periods presented and are not necessarily indicative of full year results.

(f)   Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more subjective of such estimates are deferred expenses relating to media advertising, certain shipping costs and telemarketing costs affecting future periods. The recorded amounts for such items are based on management's best information and judgement, and accordingly, actual results could differ from those estimates.

(g)   Income Taxes

      The Company follows the liability method of accounting for income taxes in accordance with the Canadian Institute of Chartered Accountants new income tax standard and SFAS #109 -- Accounting for income taxes. Under this method, income tax liabilities and assets are recognised for the estimated tax consequences attributable to differences between the amounts reported in the financial statements and their respective tax bases, using enacted income tax rates. The effect of a change in income tax rates on future income tax liabilities and assets is recognised in income in the period that the change occurs.

(h)   Cash Flows

      For purposes of the statements of cash flows, the company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(i)   Earnings (Loss) Per Share

      Basic and diluted earnings (loss) per share have been computed in accordance with SFAS No. 128. Basic earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding. Separate diluted earnings (loss) per share has not been presented, as the effect of any common stock equivalents, on such calculation, would be antidilutive.

2.    Fixed Assets

                     Fixed assets consist of the following:

                                         July 31,       July 31,     January 31,
                                           2001           2000           2002
                                                                     (Unaudited)
--------------------------------------------------------------------------------
Furniture, equipment
and computers                           $ 223,256      $  99,538      $ 349,786
Less: accumulated depreciation            (31,609)        (9,283)       (58,613)
--------------------------------------------------------------------------------
                                        $ 191,647      $  90,255      $ 261,779
================================================================================

3.    Shareholder Advances and Loans payable

      Shareholder advances and loans payable are non-interest bearing and repayable upon demand. The shareholders have indicated that no demand for repayment will be made in the current year. Shareholder loans are secured by a debenture over the assets of the company. Subsequent to July 31, 2001, the shareholder advances and loans payable were converted to common shares of the company's stock.

4.    Provincial Sales Tax

      Due to poor cash flow during the first year of operations, the company was delinquent in remitting its Provincial Sales Tax payments. The company entered into a structured repayment plan with the Provincial Sales Tax authority. The company is committed to 24 equal payments of principal and interest in the amount of $8,269 per month. At July 31, 2001 the current portion due was $89,175 and is included in accounts payable and accrued liabilities. The company is currently not in default with the terms of the payment plan.

5.    Deferred Marketing Revenue

      During the year the company entered into a three year agreement with IBM Canada Ltd. ("IBM") to promote and sell IBM products exclusively. In addition to the agreement IBM provided co-marketing funds in the amount of $227,500 with an additional $32,500 of co-marketing funds to be provided semi-annually. The co-marketing funds are being charged against media and marketing costs as incurred to properly match revenues and expenses. Management utilized the entire amount received by January 31, 2002. IBM advanced these funds to secure the company's exclusivity for the sale of IBM products. The funds are non-refundable and can be utilized at the discretion of management.

6.    Capital Stock

      From inception (January 1, 2000) through May 31, 2000, the Company issued 360 shares of its common stock for net proceeds of $305,500.

      In August 2000, the Company issued 40 shares of it common stock for net proceeds of $48,750.

      Subsequent to July 31, 2001, the loans payable to shareholders were converted into 12,099,600 Common Shares of the Company for aggregate proceeds of $833,188.

      In August 2001, the Company issued Series A warrants for 1,500,000 Common Shares at $0.065 per common share.

      On July 7, 2001, the Company issued Series B warrants for 3,000,000 common shares at $0.15 which were exercised subsequent to year end.

      In August 2001, the Company issued Series C warrants for 800,000 common shares at $0.065.

      In August 2001, the company issued 9,099,600 shares of its common stock in settlement of secured creditor loans amounting to $450,140. The Company also issued 3,000,000 shares of its common stock and received $450,000 upon the exercise of Series B warrants.

      In September 2001, the company issued 5,300,000 shares of its common stock for net proceeds of $321,853.

      In October 2001, the company issued 2,600,000 shares of its common stock in lieu of payment of consulting fees aggregating $26,000.

      In December 2001 and January 2002, pursuant to a private placement of its common shares, the company issued an aggregate of 1,761,600 shares of its common stock for net proceeds of $880,800.

      In December 2001, the Company issued 600,000 Class D Warrants as compensation for services rendered by a business consultant. Class D Warrants are exercisable at $0.25 per share, expire on December 1, 2002 and entitles the holder to one share of Company common stock.

      The Series A and B warrants are exercisable up to 30 days from the issuance of the common shares. The series C warrants are exercisable up to 120 days from the issuance of the common shares. The Series B warrants were exercised for cash consideration and services rendered.

7.    Foreign Currency Translation Adjustment

      The balance in the foreign currency translation adjustment account includes historic amounts related to the Corporation's long term assets and liabilities.

8.    Lawsuit

      A supplier of computer hardware and software commenced an action against the company in July 2001 claiming the sum of $150,875, plus interest and costs for unpaid accounts. This amount was reflected in accounts payable as of July 31, 2001. The Company settled this action in December 2001 for $45,875 and effected payment at that time.

9.    Income Tax Losses

      At July 31, 2001 the company has net operating loss carry forwards ("NOLs") of approximately $1,934,000 for income tax purposes that expire in the years through 2008 and accordingly has deferred tax assets of $380,000. In accordance with SFAS No. 109, the company has not recorded a deferred tax asset since utilisation of such is dependant on future taxable profits and it is unknown at the present time when future taxable profits will be realised. All of the Company's operations are in Canada.

                                           July 31,            January 31,
The components are as follows:               2001          2000          2002
          Net operating (income) loss
          carry forwards                  $ 380,000      $ 75,000     $ (58,000)
          Less: valuation allowance        (380,000)      (75,000)       58,000
--------------------------------------------------------------------------------
                                          $      --      $     --     $      --
--------------------------------------------------------------------------------

      The reconciliation of income taxes computed at the Federal and Provincial rates are based upon an effective tax rate of 22%.

The income tax expense (benefit) is comprised of the following:

                                    Year Ended July 31,         January 31,
                                     2001        2000         2002        2001
--------------------------------------------------------------------------------
Current                            $     --    $     --    $ 57,926     $     --
     (a)  Deferred                       --          --     (57,926)          --
                                   $     --    $     --    $     --     $     --
================================================================================

10.   Economic Dependence

      In excess of 95% of the company's inventory purchases are from IBM Corporation or its authorized business partners. The company has revolving credit lines totalling $950,000 with these suppliers. Terms are net 30 days.

      CITI Financial has agreed to make its Revolving Charge Plan available to customers to facilitate credit purchases of consumer goods offered by the Company. In excess of 90% of all sales of goods are placed through CITI using the Revolving Charge Plan.

      The following are details of the significant transaction with CITI:

      --------------------------------------------------------------------------
                                      # of transactions  $ value of transactions
      --------------------------------------------------------------------------
      January 2000 - July 31, 2000           519               $  505,000
      --------------------------------------------------------------------------
      August 2000 - July 31, 2001           3473               $5,100,000
      --------------------------------------------------------------------------
      August 2001 - January 31, 2002        5929               $7,450,000
      --------------------------------------------------------------------------

11.   Commitments

      (a) In September 2001 the company leased approximately 16,500 square feet. The lease term is from September 1, 2001 to January 31, 2006. Aggregate minimum rental commitments under non-cancellable operating leases are as follows:

      Fiscal     2002                               $ 91,028
                 2003                                 99,511
                 2004                                 98,012
                 2005                                 98,012
                 2006                                 17,955
                                                    --------

                                                    $404,518
                                                    ========

      (b) Subsequent to the year end, the company entered into employment contracts with the Chief Executive Officer, the President, the Vice President of operations and the Manager of Business Affairs. These contracts are 3 years in length and provide for an aggregate annual salary of $630,000 with annual increases equal to 10% of the of preceding year's salary, the right to participate in any share option plan, share purchase plan, retirement plan or similar plan. During the year ended July 31, 2001 management wages were $447,000. The new contracts will result in an annual increase in management wages of $183,000.

================================================================================

                                29,622,974 Shares

                           THE BUCK A DAY COMPANY INC.

                                   ----------

                                   PROSPECTUS

                                   ----------

                                  June 12, 2002

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Shares prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

                                TABLE OF CONTENTS

Prospectus Summary                                                           1
Risk Factors                                                                 3
A Note Concerning Forward-Looking Statements                                 7
Enforcement of Civil Liabilities                                             7
Conventions Which Apply to this Prospectus                                   8
Currency of Presentation                                                     8
Use of Proceeds                                                              8
Dividend Policy                                                              9
Capitalization                                                               9
Exchange Rates                                                               9
Selected Financial Data                                                      9
Dilution                                                                    10
Market for Common Equity and Related
Stockholders Matters                                                        11
Impact of the "Penny Stock" Rules on Buying
or Selling Our Common Stock                                                 11
Plan of Distribution                                                        11
Management's Discussion and Analysis of
Financial Condition and Results of Operations                               13
Description of Business                                                     16
Management                                                                  21
Principal Shareholders                                                      27
Related Party Transactions                                                  27
Selling shareholders                                                        29
Description of Securities                                                   45
Income Tax Consequences                                                     48
Disclosure of Commission Position on
Indemnification for Securities Act Liabilities                              51
Legal Matters                                                               51
Experts                                                                     51
Where You Can Find More Information                                         51
The Buck A Day Company, Inc. Consolidated
Financial Statements                                                        F-1
PART II Information Not Required in the Prospectus                          II-1
Signatures                                                                  II-5
================================================================================

PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by The Buck A Day Company Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee:

      Registration Fee .....................................      $  2,500
      Printing and Engraving Expenses ......................      $  5,000
      Accounting Fees and Expenses .........................      $ 15,000
      Legal Fees and Expenses ..............................      $ 70,000
      Transfer Agent's Fees and Expenses
      Miscellaneous ........................................      $  7,500
                                              Total ........      $100,000

Item 14. Indemnification of Directors and Officers

      Under the Business Corporations Act, we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

      Under our by-laws, we may indemnify our current and former directors, officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. We believe that the provisions of our by-laws are necessary to attract and retain qualified persons as directors and officers.

      We recently terminated an employee for cause and issued a statement of claim for more than Cdn.$1 million for the misappropriation of our property. The defendant has issued a counter-claim against us which we feel is without merit.

      Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. We do not maintain any liability insurance covering our directors and officers.

Item 15. Recent Sales of Unregistered Securities

      Set forth below is information regarding the issuance and sales of The Buck A Day Company Inc.'s Common Stock without registration during the last three (3) years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

1. On September 15, 1999, we were incorporated pursuant to the Business Corporation Act (Ontario). Upon our incorporation 200 shares were issued to our founding shareholders. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

2. In December 1999 we issued 160 shares of common stock to A.R.T. International Inc. for consideration of $286,000. In August 2000 we issued 40 shares of common stock to A.R.T. for 45,500. These transactions by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

3. On January 11, 2001, Nadia Faye LaBuick loaned $138,250 to us payable on demand together with interest at the rate of 7% per annum. The loan was secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced $331,500 to us payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

4. On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 to us. The terms of such loan required that interest at a rate of 7% per annum and principal were due on demand and were secured by a first lien on all of our assets. Nadia Faye LaBuick, Dennis LaBuick and Patricia LaBuick subordinated their security interests in our assets to the security interest of 1483516 Ontario Limited. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our common stock and one class B warrant to purchase one share of our common stock at a price of $0.15. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

5. On August 1, 2001, we issued to A.R.T. 800,000 class C warrants to purchase 800,000 shares of Common Stock exercisable at $0.065 per share. Also on August 1, we authorized conversion of the LaBuick family members' loans with interest totaling $461,500 into 7,100,000 shares of Common Stock and class A warrants for an additional 1,500,000 shares exercisable at $0.10 per share. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

6. On August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our Common Stock and Class A Warrants which granted them the right to purchase an additional 1,500,000 shares. Also on that day, 148516 Ontario Limited converted its loans to us into 3,000,000 shares of Common Stock and exercised all series B warrants for an additional 3,000,000 shares of Common Stock. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

7. In August 2001, we issued 19,367,933 shares of Common Stock to 53 investors for $1,186,475. Each of the investors in this placement were accredited. Further, these transactions did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

8. On October 1, 2001, the LaBuick family members exercised all class A warrants receiving 1,500,000 shares of our Common Stock and A.R.T. International, Inc. exercised all class C warrants receiving 800,000 shares of our Common Stock. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

9. On October 1, 2001, we issued 3,000,000 class E warrants to 37 investors. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

10. On December 1, 2001, we issued 600,000 class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to the company. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

11. In February 2002, we issued 3,154,641 shares of Common Stock to 54 investors for $1,070,929.15. Each of these investors in this placement were accredited. Further, these transactions did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

12. In February 2002, we issued 500,000 class F warrants to Mary Boswell as compensation for services rendered by Ms. Boswell in her capacity as a marketing consultant to the company. This transaction did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

Additionally, since the inception of our 2002 Stock Option Plan in February 2002, we have granted a total of 3,500,000 directors, officers, advisers or consultants options, pursuant to the Stock Option Plan, to purchase an aggregate of 3,500,000 shares of the company's Common Stock. Each of these transactions by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits

   Exhibit No.                        Description
   -----------                        -----------

      3.1         Articles of Incorporation of the Registrant**

      3.2         By-laws of the Registrant**

      4.1         Specimen Common Stock Certificate*

      5.1 Opinion of Bussin & Bussin with respect to the validity of the shares

      10.1        IBM Canada Ltd. Business Partner Agreement, dated July 23,
                  2001**

      10.2 CitiFinancial Services of Canada Ltd. Agreement, dated April April 24, 2000**

      10.3 Lexmark Canada Marketing Assistance Rebate Program, dated January 18, 2002**

      10.4        AOL Canada Inc. Marketing Agreement, Dated February 25, 2002**

      10.5        Tannery Mall Lease Agreement, dated September 1, 2000**

      10.6        2002 Omnibus Stock Purchase Agreement, dated February 14,
                  2002**

      10.7 Employment Agreement, dated November 1, 2001 between the Registrant and Ed LaBuick**

      10.8 Employment Agreement, dated November 1, 2001 between the Registrant and Dennis LaBuick**

      10.9 Employment Agreement, dated November 1, 2001 between the Registrant and Keith Kennedy**

      10.10 Employment Agreement, dated November 1, 2001 between the Registrant and George Slightham**

      10.11       Class D Warrant

      10.12       Class E Warrant

      10.13       Class F Warrant

      10.14       Form of Subscription Agreement*

      23.1        Consent of Bussin & Bussin (contained in Exhibit 5.1)

      23.2        Consent of Spitzer & Feldman P.C**

      23.3        Consent of Stephen A. Diamond, CA

      24.1        Powers of Attorney (included on the signature pages)**

*     To be filed by amendment.

**    Previously filed

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (d) undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (e) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (g) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished under and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on June 12, 2002.

                                        THE BUCK A DAY COMPANY, INC.


                                        By: /s/ Edward P. LaBuick
                                            ------------------------------------
                                            Edward P. LaBuick
                                            Chairman and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities indicated on June 12, 2002.


          *
________________________
Edward P. LaBuick                 Chairman of the Board, Chief Executive Officer


          *
________________________
Dennis P. LaBuick                 President, Director


          *
________________________
Keith Kennedy                     Director


          *
________________________
John Mole                         Director


          *
________________________
Kelly Murphy                      Controller/Principal Financial Officer


/s/ Edward P. LaBuick
------------------------
Edward P. LaBuick
ATTORNEY IN FACT